As filed with the Securities and Exchange Commission on March 6, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RANCHER ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	1311	98-0422451
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

999-18th Street, Suite 1740 Denver, Colorado 80202 (303) 629-1125	John Works President & Chief Executive Officer 999-18th Street, Suite 1740 Denver, Colorado 80202 (303) 629-1125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert M. Bearman, Esq.
Mark R. Goldschmidt, Esq.
Patton Boggs LLP
1660 Lincoln St.
Suite 1900
Denver, CO 80264
(303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, par value $.00001	73,299,408	$1.65	$120,944,023.20	$3,712.99
Common Stock underlying Warrants to purchase Common Stock	73,549,408	$1.65	$121,356,523.20	$3,725.65
TOTAL				$7,438.64

(1)	Consists of shares and shares underlying warrants held by certain selling stockholders plus an additional 31,762,112 shares for dilution for certain stockholders.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends, and combinations.

(3)
The proposed maximum offering price per share and registration fee were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the bid and ask prices of the Registrant’s common stock as reported on the OTC on March 1, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 6, 2007

RANCHER ENERGY CORP.

115,086,704 Shares of Common Stock

This prospectus relates to the sale by certain persons of shares of our common stock which they currently own, or which they may acquire upon the exercise of outstanding warrants. In this prospectus, we refer to these persons as selling stockholders. We will not receive any proceeds from the sale of any shares by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “RNCH”. On March 1, 2007, the bid and asking prices of our common stock were $1.62 and $1.67, respectively, as quoted on the OTC Bulletin Board website.

These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 7 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2007

i

Rancher Energy was formed on February 4, 2004 as Metalex Resources, Inc. Prior to April 2006, we were engaged in exploration of a gold prospect, but found no commercially exploitable gold deposits. Since April 2006, our activity has been focused on acquiring oil & gas properties and planning for tertiary recovery operations at those properties. We raised over $88 million from the sale of securities in 2006 and early 2007 to finance our property acquisitions in the Powder River Basin in Wyoming. As a result of our recent formation and limited activity, we have a limited operating history upon which you can base an evaluation of our current business and our future earnings prospects. Given the recent date of our initiation of operations, we have not provided in this prospectus three years of audited financial statements that normally would be included in a prospectus forming part of a registration statement filed with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to “Rancher Energy”, “our company”, “the Company”, “we”, “us”, and “our” refer to Rancher Energy Corp., a Nevada corporation. In this prospectus, the “Cole Creek South Field” also is referred to as the “South Cole Creek Field”.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that is important to you or that you should consider before investing in our common stock. You should read carefully the entire prospectus, including the risk factors, financial data and financial statements included herein, before making a decision about whether to invest in our common stock. References to “Rancher Energy”, “our company”, “the Company”, “we”, “us”, and “our” refer to Rancher Energy Corp. In this prospectus, the “Cole Creek South Field” also is referred to as the “South Cole Creek Field”.

Overview of Company

We are a development stage independent energy company formed for the purpose of engaging in the development, production, and marketing of oil & gas in North America through the application of engineering expertise, to enhance recovery and achieve the most effective results possible. Specifically, we intend to specialize in using modern secondary and tertiary recovery techniques on older, historically productive fields. Higher oil & gas prices, and advances in technology such as 3-D seismic acquisition and evaluation and carbon dioxide (CO2) injection, should enable us to capitalize on attractive sources of potential recoverable oil & gas.

Our current operations are focused in the Powder River Basin of the Rocky Mountain region of the United States. Led by an experienced management and technical team, we are working to enhance shareholder value by identifying and further developing productive oil & gas assets across North America, particularly in the Rocky Mountains.

In December 2006 and January 2007 we completed the acquisition of three oil producing properties in the Powder River Basin that are CO2  tertiary recovery candidates: the Big Muddy Field, the Cole Creek South Field and the South Glenrock B Field.

Since April 2006, we have raised over $88 million through the private placement of our Common Stock and Warrants to purchase shares of our Common Stock, which we used to purchase the three properties in the Powder River Basin and for operating and related expenses. In December 2006, we entered into a CO2 supply agreement with Anadarko Petroleum Corporation for the supply to the Company of CO2 to be used for enhanced oil recovery in the three fields. During the next 24 months, we intend to complete arrangements for a pipeline to be built to transport CO2 to our three Powder River Basin fields, to construct facilities associated with our tertiary recovery efforts in the Powder River Basin, and to begin development and enhanced production of the fields.

Our Business Strategy

Our business strategy is designed to create stockholder value by generating growth in oil & gas reserves, production volumes and cash flow through the successful execution of proven engineering extraction processes, including tertiary recovery operations in areas in which we believe we will attain an attractive return on our invested capital while minimizing geological risk. Key elements of our business strategy include the following:

•
Pursue attractive reserve and leasehold acquisitions that provide the opportunity for the use of enhanced oil recovery (EOR) techniques, which offer significant upside potential while not exposing us to risks associated with drilling new field wildcat wells in frontier basins;

•
Pursue selective complementary acquisitions of long-lived producing properties which include a high degree of operating control, and oil & gas entities that offer opportunities to profitably develop oil & gas reserves;

•	Drive growth through technology and drilling by supplementing long-term reserve and production growth through the use of modern reservoir characterization, engineering, and production technology; and

•
Maximize operational control by operating a significant portion of its assets and continuing to serve as operator of future properties when possible, enabling us to control costs, timing, and all development, production and exploration activities.

Our Properties

Powder River Basin. We own three properties, the Big Muddy Field, the Cole Creek South Field and the South Glenrock B Field, located in the Power River Basin in southeastern Wyoming.

Our Recent Acquisitions

On January 4, 2007, Rancher Energy acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were approximately $600,000.

On December 22, 2006, the Company purchased certain oil & gas properties for $46,670,000, before adjustments for the period from the effective date to the closing date, plus closing costs of $445,437. The oil & gas properties consisted of (i) a 100% working interest (79.31% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.73% working interest (74.08% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin. In partial consideration for an extension of the closing date, the Company issued the seller of the oil & gas properties warrants to acquire 250,000 shares of its common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock of $616,140 was estimated as of the grant date using the Black-Scholes option pricing model, and is included in the acquisition cost.

Our Present Operations

South Glenrock B Field

The South Glenrock B Field is located approximately 20 miles east of Casper, Wyoming in Converse County, Wyoming. The field was discovered in 1950 by Conoco, Inc. Bisected by Interstate 25, the field produces from the Dakota and Muddy sandstone reservoirs. Production is maintained by an active waterflood that was initiated in 1961. Current gross production from the South Glenrock B Field is approximately 210 barrels of oil per day (“BOPD”) of primarily 35 degree API sweet crude oil.

Big Muddy Field

The Big Muddy Field, located 17 miles east of Casper, Wyoming, presently produces approximately 30 BOPD of 38 degree API sweet crude oil from the Shannon, First Frontier, Dakota, and Lakota formations in the Powder River Basin. Discovered in 1916, the Big Muddy Field has over 800 well penetrations, resulting in a substantial database of information regarding reservoir structure. At the current time, only a few wells are active.  Increased field production is dependent on the application of tertiary recovery techniques requiring significant amounts of CO2.

Water flooding was initiated in the First Frontier formation in 1953 and later expanded to the Dakota and Lakota formations. Presently the field is not under active waterflood and is being operated as a stripper operation.

Cole Creek South Field

The Cole Creek South Field is located in Converse County, Wyoming approximately 15 miles northeast of Casper, Wyoming. The field was discovered in 1948 by the Phillips Petroleum Company. Current gross production from the field is approximately 80 BOPD of primarily 35 degree API sweet crude oil. Presently, the field produces from an active waterflood in the Dakota formation and by primary production from the Shannon, First Frontier, Second Frontier, Muddy, and Lakota formations.

Our Development Program

To date we have completed a field study and economic analysis of the Big Muddy Field and have entered into a CO2 supply agreement. We are planning to proceed with the tertiary development of the South Glenrock B Field. The planned order of development will be the South Glenrock B Field, the Big Muddy Field, and then the Cole Creek South Field. This order of development was the result of estimates of capital required, time to prepare the fields for flooding, and economic impact.

Company Offices

Our principal executive offices are located at 999-18th Street, Suite 1740, Denver, Colorado 80202, and our telephone number is (303) 629-1125. The Company’s periodic and current reports filed with the Securities and Exchange Commission (the “SEC”) can be found on the Company’s website at www.rancherenergy.com and on the SEC’s website at www.sec.gov.

Risk Factors

You should read and consider carefully the “Risk Factors” beginning on page 7 of this prospectus before making an investment in our common stock.

Key Terms of this Offering

By means of this prospectus, the selling stockholders are offering to sell shares of our common stock that they own or that they may acquire through the exercise of warrants to purchase shares of our common stock which they currently own. We have assumed in this prospectus the conversion of outstanding convertible notes by certain selling stockholders, which are expected to be converted promptly after stockholder approval of an increase in our authorized common stock. We will not receive any of the proceeds from the sales of shares by these selling stockholders. We will pay for the cost of registering the selling stockholders’ shares being offered under this prospectus (the “Offering”).

SUMMARY HISTORICAL FINANCIAL DATA

This section presents our summary historical financial information. You should read carefully the consolidated financial statements included in this prospectus, including the accompanying notes. The summary historical consolidated financial data is not intended to replace the consolidated financial statements.

	For the year ended March 31,			For the nine months ended December 31,
	2006	2005	2004	2006	2005
				(1)(2)
Revenues	$-	$-	$-	$105,416	$-
Loss from continuing operations	(124,453)	(27,154)	(375,000)	(2,522,062)	(78,470)
Loss from continuing operations per share	(0.00)	(0.00)	(0.01)	(0.01)	(0.00)

Total assets (as of the period ended)	46,557	4,749	-	84,683,736	91,916

Rancher Energy did not have long-term obligations or redeemable preferred stock, and has not declared any cash dividends, during any of the periods presented.

(1)	Rancher Energy completed its acquisition of the Cole Creek South and the South Glenrock B Fields on December 22, 2006.

(2)	Rancher Energy completed its acquisition of the Big Muddy Field on January 4, 2007.

SUMMARY RESERVE AND OPERATING DATA

The following table sets forth summary information concerning our estimated proved oil reserves attributed to operations of properties acquired by us in December 2006 and January 2007 as of September 30, 2006. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and, except as otherwise indicated, give no effect to federal or state income taxes. You should refer to “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business and Properties” and the reports included in this prospectus in evaluating the material presented below.

Future oil sales and production and development costs have been estimated using prices and costs in effect at the end of the periods indicated. The weighted average year-end prices used for the Cole Creek South, South Glenrock B and Big Muddy fields for September 30, 2006 and December 31, 2005 were $60.77 and $56.65 per barrel of oil, respectively. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. No deductions were made for general overhead, depletion, depreciation, and amortization, or any indirect costs. All cash flow amounts are discounted at an annual rate of 10%.

Changes in the demand for oil, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of current market value of the proved reserves attributable to the Cole Creek South, South Glenrock B, and Big Muddy fields.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at September 30, 2006 and December 31, 2005 of properties acquired in December 2006 and January 2007 is shown below:

	September 30, 2006	December 31, 2005
	(Unaudited)	(Unaudited)

Future cash inflows	$95,299,304	$91,525,267
Future production costs	(54,699,421)	(49,617,199)
Future development costs	(2,004,287)	(2,304,287)

Future net cash flows	38,595,596	39,603,781
10% annual discount	(21,495,344)	(20,958,687)

Standardized measure of discounted future net cash flows relating to proved reserves	$17,100,252	$18,645,094

The following table sets forth summary information concerning revenues and direct operating expenses of properties acquired by us in December 2006 and January 2007.

	For the nine months ended September 30, 2006	For the year ended December 31, 2005
	(Unaudited)	(Unaudited)

Oil revenues	$4,087,768	$3,857,278
Direct operating expenses	3,304,992	2,233,237

Revenues in excess of direct operating expenses	$782,776	$1,624,041

Notes to Summary Reserve and Operating Data

(1) In accordance with applicable requirements of the SEC, estimates of our net proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of the reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of net proved reserves and future net revenues therefrom are affected by oil & gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil & gas reserves and their estimated values, including many factors beyond our control. The reserve data set forth in this table represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil & gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geologic interpretation and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil & gas prices, operating costs and other factors. The revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil & gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. See “Risk Factors— Estimating our reserves, production and future net cash flow is difficult to do with any certainty.” and “Business and Properties”.

(2) The standardized measure of discounted future net cash flows represents the present value of future cash flows before income tax, as of the calculation date, discounted at 10% per year.

RISK FACTORS

Our business involves a high degree of risk. Investing in our securities involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Therefore, before investing in any of our securities, you should carefully consider each of the following risk factors and all of the other information provided in this report. The risks described below are those we currently believe may materially affect us. Additional risks not currently known to us or that we consider immaterial also may adversely affect our Company.

Risks related to our industry, business and strategy

We may not be able to develop the three Powder River Basin properties as we anticipate.

Our plans to develop the properties are dependent on the construction of a carbon dioxide (“CO2”) pipeline and a sufficient supply of CO2. We must arrange for the construction of a CO2 pipeline on acceptable terms and build related infrastructure. The achievement of these objectives is subject to numerous uncertainties, including the raising of sufficient capital to fund the construction of certain infrastructure and the reliance on a third party to provide us the requisite CO2, the supply of which is beyond our control, and we may not be able to achieve these objectives on the schedule we anticipate or at all.

Our production is dependent upon sufficient amounts of CO2 and will decline if our access to sufficient amounts of CO2 is limited.

Our current long-term growth strategy is focused on our CO2 tertiary recovery operations. The crude oil production from our tertiary recovery projects depends on having access to sufficient amounts of CO2. Our ability to produce this oil would be hindered if our supply of CO2 were limited due to problems with the supply, delivery and quality of the supplied CO2, problems with our facilities, including compression equipment, or catastrophic pipeline failure. Our agreement with our sole supplier of CO2 provides that before it delivers CO2 to us, it may satisfy its own CO2 needs and may also deliver CO2 to parties other than us. If we are not successful in obtaining the required amount of CO2 to achieve crude oil production or the crude oil production in the future were to decline as a result of a decrease in CO2 supply delivered, it could have a material adverse effect on our financial condition and results of operations and cash flows.

If we are unable to obtain additional debt financing our business plans will not be achievable.

Our current cash position will not be sufficient to fund associated costs of the construction of the CO2 pipeline, or the development of the three major properties. As a result, the Company will require substantial additional funding. Our plan is to obtain debt financing. The terms of any debt financing may restrict our future business activities and expenditures. We do not know if additional financing will be available at all, when needed or on acceptable terms. Insufficient funds will prevent us from implementing our business strategy.

Our development and tertiary recovery operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil reserves.

The oil industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the development, production and acquisition of oil & gas reserves. To date, we have financed capital expenditures primarily with sales of our equity securities. We intend to finance our capital expenditures in the near term with debt financing. Our access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the amount of oil we are able to produce from existing wells;

•	the prices at which the oil is sold; and

•	our ability to acquire, locate and produce new reserves.

We may, from time to time, need to seek additional financing following our anticipated debt financing, either in the form of increased bank borrowings, sales of debt or equity securities or other forms of financing, and there can be no assurance as to the availability or terms of any additional financing. Additionally, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. A failure to obtain additional financing to meet our capital requirements, could result in a curtailment of our operations relating to our tertiary recovery operations and development of our fields, which in turn could lead to a possible loss of properties, through foreclosure if we are unable to meet the terms of our anticipated debt financing and/or forfeiture of the properties pursuant to the terms of their respective leases, and a decline in our oil reserves.

We have a limited operating history in the oil business, and we cannot predict our future operations with any certainty.

We were organized in 2004 to explore a gold prospect and in 2006 changed our business focus to oil & gas development using CO2 injection technology. Our future financial results depend primarily on (i) our ability to finance and complete development of the required infrastructure associated with our three major properties in the Powder River Basin, including having a pipeline built by a third party to deliver CO2 to our fields and the construction of surface area facilities on our fields; (ii) the success of our CO2 injection program; and (iii) the market price for oil. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period.

Oil prices are volatile and a decline in oil prices can significantly affect our financial results and impede our growth.

Our revenues, profitability and liquidity are substantially dependent upon prices for oil, which can be extremely volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices for oil may fluctuate widely in response to relatively minor changes in the supply of and demand for oil, market uncertainty and a wide variety of additional factors that are beyond our control, such as the domestic and foreign supply of oil; the price of foreign imports; the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls; technological advances affecting energy consumption; domestic and foreign governmental regulations; and the variations between product prices at sales points and applicable index prices.

We have incurred losses from operations in the past and expect to do so in the future.

We incurred net losses of $2,522,062, $124,453, $27,154 and $375,000 for the nine months ended December 31, 2006, the fiscal years ended March 31, 2006 and 2005 and the period from February 4, 2004 (inception) through March 31, 2004, respectively, totaling $3,048,669. Our acquisition and development of prospects will require substantial additional capital expenditures in the future. The uncertainty and factors described throughout this section may impede our ability to economically acquire, develop, and exploit oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

We could be adversely impacted by changes in the oil market.

The marketability of our oil production will depend in part upon the availability, proximity and capacity of pipelines, surface and processing facilities. Federal and state regulation of oil production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market oil. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

We may be unable to develop reserves.

Our ability to develop future revenues will depend on whether we can successfully implement our planned CO2 injection program. We have no experience using CO2 technology, the properties we plan to acquire have not had CO2 injected in the past, and recovery factors cannot be estimated with precision. Our planned projects may not result in significant reserves or in the production levels we anticipate.

We are dependent on our management team and the loss of any of these individuals would harm our business.

Our success is dependent, in large part, on the continued services of John Works, our President & Chief Executive Officer, John Dobitz, our Senior Vice President, Engineering, Andrew Casazza, our Chief Operating Officer and Daniel P. Foley, our Chief Financial Officer.  There is no guarantee that any of the members of our management team will remain employed by us. While we have employment agreements with them, their continued service cannot be assured. The loss of our senior executives could harm our business.

Oil operations are inherently risky.

The nature of the oil business involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, encountering formations with abnormal pressure, pipeline ruptures and spills and releases of toxic gas and other environmental hazards and pollution. The occurrence of any of these risks could result in losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial position and results of operations.

We are subject to extensive government regulations.

Our business is affected by numerous federal, state and local laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil industry. These include, but are not limited to:

•	the prevention of waste;

•	the discharge of materials into the environment;

•	the conservation of oil;

•	pollution;

•	permits for drilling operations;

•	drilling bonds; and

•	reports concerning operations, the spacing of wells, and the unitization and pooling of properties.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

Government regulation and environmental risks could increase our costs.

Many jurisdictions have at various times imposed limitations on the production of oil by restricting the rate of flow for oil wells below their actual capacity to produce. Our operations will be subject to stringent laws and regulations relating to environmental problems. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of materials that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities in protected areas, and impose substantial liabilities for pollution resulting from our operations. Changes in environmental laws and regulations occur frequently, and changes could result in substantially increased costs. Because current regulations covering our operations are subject to change at any time, we may incur significant costs for compliance in the future.

The properties we have acquired are located in the Powder River Basin in the Rocky Mountains, making us vulnerable to risks associated with operating in one major geographic area.

Our activities are focused on the Powder River Basin in the Rocky Mountain region of the United States, which means our properties are geographically concentrated in that area. As a result, we may in the future be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, or interruption of transportation of oil produced from the wells in this basin.

Seasonal weather conditions adversely affect our ability to conduct drilling activities and tertiary recovery operations in some of the areas where we operate.

Oil & gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions. In certain areas, drilling and other oil & gas activities can only be conducted during the spring and summer months. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Competition in the oil & gas industry is intense, which may adversely affect our ability to succeed.

The oil & gas industry is intensely competitive, and we compete with companies that are significantly larger and have greater resources. Many of these companies not only explore for and produce oil, but also carry on refining operations and market petroleum and other products on a regional, national, or worldwide basis. These companies may be able to pay more for oil properties and prospects or define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. Our larger competitors may be able to absorb the burden of present and future federal, state, local, and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to increase reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Oil prices may be impacted adversely by new taxes.

The federal, state and local governments in which we operate impose taxes on the oil products we plan to sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. We cannot predict whether any of these measures would have an adverse impact on oil prices.

Shortages of equipment, supplies and personnel, construction of the CO2 pipeline and delivery of CO2 could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

We may experience shortages of field equipment and qualified personnel and delays in the construction of the CO2 pipeline and delivery of CO2, which may cause delays in our ability to conduct tertiary recovery operations, and drill, complete, test, and connect wells to processing facilities. Additionally, these costs have sharply increased in various areas. The demand for and wage rates of qualified crews generally rise in response to the increased number of active rigs in service and could increase sharply in the event of a shortage. Shortages of field equipment or qualified personnel and delays in the construction of the CO2 and delivery of CO2 could delay, restrict or curtail our exploration and development operations, which may materially adversely affect our business, financial condition and results of operations.

Shortages of transportation services and processing facilities may result in our receiving a discount in the price we receive for oil sales or may adversely affect our ability to sell our oil.

We may experience limited access to transportation lines, trucks or rail cars in order to transport our oil to processing facilities. We may also experience limited access to processing facilities. If either or both of these situations arise, we may not be able to sell our oil at prevailing market prices or we may be completely unable to sell our oil, which would may materially adversely affect our business, financial condition and results of operations.

Estimating our reserves, production and future net cash flow is difficult to do with any certainty.

Estimating quantities of proved oil & gas reserves, when such information becomes available for us, is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors, such as future commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. There are numerous uncertainties about when a property may have proved reserves as compared to potential or probable reserves, particularly relating to our tertiary recovery operations. Actual results most likely will vary from our estimates. Also, the use of a 10% discount factor for reporting purposes, as prescribed by the SEC, may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil & gas industry in general is subject. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could result in a reduction of the quantities and net present value of our reserves.

Quantities of proved reserves are estimated based on economic conditions, including oil & gas prices in existence at the date of assessment. Our reserves and future cash flows may be subject to revisions based upon changes in economic conditions, including oil & gas prices, as well as due to production results, results of future development, operating and development costs and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition, operating results and cash flows.

Risks Related to our Common Stock

The trading market for our common stock is relatively new and so investors may have difficulty selling significant number of shares of our stock.

Our common stock is not traded on a national securities exchange. It has been traded on the OTC Bulletin Board since early 2006. The average daily trading volume of our common stock on the OTC Bulletin Board was approximately 388,000 shares per day over the three month period ended January 31, 2007. If there were only limited trading in our stock, the price of our common stock could be negatively affected and it could be difficult for investors to sell a significant number of shares in the public market.

Our capital raising activities may involve the issuance of securities exercisable for or convertible into common stock, which would dilute the ownership of our existing stockholders and could result in a decline in the trading price of our common stock. We will need to obtain substantial additional financing, which may include sales of our securities, including common stock, warrants and convertible debt securities, in order to fund our planned property acquisitions and development program. The issuance of such securities will result in the dilution of existing investors. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market prices of our common stock. These transactions may have a negative impact on the trading price of our common stock.

Sales of a substantial number of shares in the future may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

If our stockholders and new investors sell significant amounts of our stock, our stock price could drop. Even a perception by the market that the stockholders will sell in large amounts could place significant downward pressure on our stock price. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	Actual or anticipated quarterly variations in our operating results;

•	Changes in expectations as to our future financial performance or changes in financial estimates, if any;

•	Announcements relating to our business or the business of our competitors;

•	Conditions generally affecting the oil & gas industry;

•	The success of our operating strategy; and

•	The operating and stock performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.

There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this report contains forward-looking statements that involve substantial risks and uncertainties. These statements can be identified by the use of forward-looking words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate”, and “continue”, or similar words. Statements that contain these words should be read carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict and/or over which we have no control. The risk factors listed in this section, other risk factors about which we may not be aware, as well as any cautionary language in this report, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations, and financial condition.

NASD sales practice requirements limit a stockholders' ability to buy and sell our stock.

The National Association of Securities Dealers, Inc. (“NASD”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which has the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers are willing to make a market in our common stock, reducing a stockholders' ability to resell shares of our common stock.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements, and other factors and will be at the discretion of our board of directors. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends, by our finance providers or otherwise.

If we are required to make penalty payments with respect to registration and other obligations incurred as part of our recent private placement financing, such payments could have an adverse effect on our financial condition and liquidity and operating plans.

In connection with our December 2006 private placement, we entered into various agreements that obligate us to make payments to the investors if we fail to meet filing and other deadlines relating to the registration for resale of the shares of common stock and shares of common stock underlying the warrants and convertible notes sold in the private placement and other matters. The potential payments are detailed in Note 5 to the Notes to Financial Statements of our interim financial statements for the period ended December 31, 2006, located at page F-28. If we are required to make substantial payments, our liquidity and capital resources could be adversely affected as well as our operating plans.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	identified drilling locations;

•	CO2 availability, deliverability and tertiary production targets;

•	exploration and development drilling prospects, inventories, projects and programs;

•	other anticipated capital expenditures and budgets;

•	future cash flows and borrowings;

•	oil reserves;

•	reservoir response to CO2 injection;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	availability and costs of drilling rigs and field services;

•	future operating results; and

•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in the “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and other sections of the prospectus. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

The selling stockholders will be selling all of the shares under this prospectus in the Offering. The proceeds from the sale of the shares will be received directly by the selling stockholders. We will receive no proceeds from the sale of these shares offered by selling stockholders under this prospectus.

DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. In January 2006, we conducted a 13-for-1 forward dividend, which was treated as a 14-for-1 forward stock split for accounting purposes. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including:

•	our financial condition and performance;

•	our cash needs and expansion plans;

•	income tax consequences; and

•	the restrictions that applicable laws and our future credit arrangements may then impose.

BUSINESS AND PROPERTIES

The Company

We are an independent energy company formed for the purpose of engaging in the development, production, and marketing of oil & gas in North America through the application of engineering expertise, to enhance recovery and achieve the most effective results possible. Specifically, we intend to specialize in using modern secondary and tertiary recovery techniques on older, historically productive fields with proven in-place oil & gas. Higher oil & gas prices, and advances in technology such as 3-D seismic acquisition and evaluation and CO2 injection, should enable us to capitalize on attractive sources of potential recoverable oil & gas.

At March 1, 2007, we had 19 employees, 12 of whom were employed in development and production operations or at our field office.

Our operations are focused on three fields in the Powder River Basin, Wyoming, which is located in the Rocky Mountain region of the United States. Led by an experienced management team, we are working to enhance shareholder value by identifying and further developing productive oil & gas assets across North America, particularly in the Rocky Mountains.

Incorporation and Organization

We were incorporated on February 4, 2004, as Metalex Resources, Inc. (“Metalex”), in the State of Nevada, and our current headquarters are located in Denver, Colorado. Prior to April 2006, we were engaged in the exploration of a gold prospect in British Columbia, Canada. Metalex found no commercially exploitable deposits or reserves of gold. During April 2006, our shareholders voted to change our name to Rancher Energy Corp. Since April 2006, we have employed a new Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President, Engineering, and have been actively pursuing oil & gas prospects in the Rocky Mountain region.

Business Strategy

As part of our corporate strategy, we believe in the following fundamental principles:

•
Pursue attractive reserve and leasehold acquisitions that provide the opportunity for the use of EOR techniques, which offer significant upside potential while not exposing the Company to risks associated with drilling new field wildcat wells in frontier basins;

•
Pursue selective complementary acquisitions of long-lived producing properties which include a high degree of operating control, and oil & gas entities that offer opportunities to profitably develop oil & gas reserves;

•	Drive growth through technology and drilling by supplementing long-term reserve and production growth through the use of modern reservoir characterization, engineering, and production technology; and

•
Maximize operational control by operating a significant portion of its assets and continuing to serve as operator of future properties when possible, enabling the Company to control costs, timing, and all development, production and exploration activities.

Our Recent Acquisitions

On January 4, 2007, we acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were approximately $600,000.

On December 22, 2006, we purchased certain oil & gas properties for $46,670,000, before adjustments for the period from the effective date to the closing date, plus closing costs of $445,437. The oil & gas properties consisted of (i) a 100% working interest (79.31% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.73% working interest (74.08% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin. In partial consideration for an extension of the closing date, the Company issued the seller of the oil & gas properties warrants to acquire 250,000 shares of its common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock of $616,140 was estimated as of the grant date using the Black-Scholes option pricing model, and is included in the acquisition cost.

Our Development Program

To date we have completed a field study and economic analysis of the Big Muddy Field and have entered into a CO2 supply agreement. We are planning to proceed with the tertiary development of the South Glenrock B Field. The planned order of development will be the South Glenrock B Field, Big Muddy Field, and then the Cole Creek South Field. This order of development was the result of estimates of capital required, time to prepare the fields for flooding, and economic impact.

Oil & Gas Operations

CO2 Tertiary Recovery

Our business strategy is to employ modern EOR technology to recover hydrocarbons that remain behind in mature reservoirs. The closing of our private placement, the acquisition of the South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field located in the Powder River Basin, and entry into the CO2 supply contract with Anadarko Petroleum Corporation were important steps in executing our business strategy. We anticipate starting our CO2 tertiary recovery operations in our three Powder River Basin fields in early 2008 beginning with the South Glenrock B Field. Important next steps are: to secure agreements to build a pipeline to transport CO2 from an existing CO2 pipeline to the Glenrock area, build out the field infrastructure appropriate for CO2 flood operations, complete the necessary drilling and well work, and secure the required environmental and regulatory permitting.

CO2 injection is the most prevalent tertiary recovery mechanism for producing light oil; however, because it requires large quantities of CO2, its use has been historically restricted to areas where large quantities of CO2 are available. The CO2 (in supercritical form) acts as a solvent for the oil causing the oil to be physically washed from the reservoir rock and produced. The CO2 is then separated from the oil, compressed, and re-injected into the reservoir. This recycling process allows the reuse of the purchased CO2 several times during the life of the tertiary operation. In a typical oil field, much of the original oil in place (“OOIP”) is left behind after primary production and waterflood operations. In many cases this is in the range of 50 to 75% of the OOIP. This oil, in mature reservoirs with extensive data and historic production, is the target of miscible EOR technology.

Anadarko CO2 Supply Agreement

As part of our CO2 tertiary recovery strategy, on December 15, 2006, we entered into a Product Sale and Purchase Contract (the “Agreement”) with Anadarko Petroleum Corporation (“Anadarko”) for the purchase of CO2 (meeting certain quality specifications identified in the Agreement) from Anadarko. We intend to use the CO2 for our EOR projects in our three Powder River Basin fields: South Glenrock B, Big Muddy, and Cole Creek South.

The primary term of the Agreement commences upon the earlier of January 1, 2008, or the date of the first CO2 delivery, and terminates upon the earlier of the day on which we have taken and paid for the Total Contract Quantity, as defined, or 10 years from the commencement date. We have the right to terminate the agreement at any time with notice to Anadarko, subject to a termination payment as specified in the Agreement.

During the primary term, Anadarko is obligated to deliver a total quantity of 146 Bcf of CO2. Within the primary term, Anadarko is obligated to deliver a minimum of 25 MMcf per day, and a maximum of 40 MMcf per day of CO2 (14.6 Bcf per year).

For CO2 deliveries, which are subject to a “take-or-pay” provision, we have agreed to pay $1.50 per thousand cubic feet, to be adjusted by a factor that is indexed to the average posted price of Wyoming Sweet oil. From oil that is produced by CO2 injection, we have also agreed to convey to Anadarko an overriding royalty interest that increases over time, not to exceed 5%.

Prior to delivering CO2 to the Company, Anadarko has the right to satisfy its own needs, and may also deliver CO2 to parties other than us. In the event the CO2 does not meet certain quality specifications, we have the right to refuse delivery of such CO2.

The foregoing summary of the Agreement does not purport to be a compete description of the agreement and is qualified in its entirety by reference to the agreement attached as Exhibit 10.1 to the Current Report on Form 8-K filed by us with the SEC on December 15, 2006.

Pipeline Construction

We plan to contract with a third party pipeline construction and operating company for the transport of CO2 supplied by Anadarko to our three Powder River Basin fields. This operator would be reimbursed for operating expenses and capital investment by way of a transportation tariff on the CO2 delivered, with the tariff varying as a function of throughput. Anadarko currently is receiving CO2 for its Salt Creek Field in Wyoming from ExxonMobil Corporation (“ExxonMobil”) through a 125-mile, 16 inch pipeline constructed in 2004 (the “Anadarko CO2 Pipeline”). ExxonMobil collects CO2 from its natural gas fields at LaBarge, Wyoming, and processes the gas at its Shute Creek gas sweetening plant. ExxonMobil then supplies Anadarko CO2 to its Salt Creek Field through the Anadarko CO2 Pipeline. Our CO2 pipeline is anticipated to connect to the Anadarko CO2 Pipeline approximately 50 miles from our fields, and end at the South Glenrock B Field. Construction of our CO2 pipeline is currently anticipated to be completed in December 2007.

Debt Financing

To finance the surface facility construction and other development costs, we plan to raise approximately $100 to $125 million in debt financing. The debt financing is anticipated to close before May 31, 2007. As of March 2, 2007, we had not yet finalized a term sheet with a finance provider.

Outlook for the Coming Year

The following summarizes our goals and objectives for the next twelve months:

•	Borrow funds to implement our development plans;

•	Expand our operating capabilities; and

•	Pursue additional asset and project opportunities that are expected to be accretive to shareholder value.

Field Summaries

We currently operate three fields in the Powder River Basin: the South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field. The concentration of value in a relatively small number of fields should allow us to benefit substantially from any operating cost reductions or production enhancements we achieve and allows us to effectively manage the properties from our field offices located in Glenrock, Wyoming.

Currently, we plan to spend approximately $60 million of capital in 2007 on our three fields, building facilities, drilling wells, expanding production, and preparing the area for CO2 delivery, with which we hope to add both additional oil reserves and production for future operations.

South Glenrock B Field

The South Glenrock B Field is in Wyoming’s Powder River Basin and is located in Converse County, about 20 miles east of Casper in the east-central region of the state. The field was discovered in 1950 by Conoco.

The South Glenrock B Field produces primarily from the Lower and Upper Muddy formations as well as the Dakota formation. Dakota sandstone contains two-thirds of the field’s total reserves. All the formations are Cretaceous fluvial deltaic sands with extensive high reservoir quality channels. The structure dips from west to east with approximately 2000 feet of relief.

The South Glenrock B Field is an active waterflood that currently produces approximately 220 BOPD of sweet 35 degree API crude oil. There are 21 active producers. This waterflood unit was developed with a fairly regular 40 acre well spacing and drilled with modern rotary equipment. Due to the waterflood maintaining the reservoir pressure high enough for CO2 operations, the relative condition of the facilities, regular well spacing, and reservoir size, the South Glenrock B Field is slated to be the first of our fields for CO2 development, with CO2 injection anticipated to start in early 2008.

Big Muddy Field

The Big Muddy Field is in Wyoming’s Powder River Basin and located in Converse County, 17 miles east of Casper in the east-central region of the state.

The Big Muddy Field is geologically analogous to the nearby Salt Creek field, which is currently experiencing a successful CO2 injection process by Anadarko. The field was discovered in 1916 and has produced approximately 52 million barrels of oil from several producing zones including the First Frontier, Stray, Shannon, Dakota, Lakota, Muddy and Niobrara formations. The Big Muddy Field was waterflooded starting in 1957.

The Big Muddy Field currently is producing about 30 BOPD of 38 degree API sweet crude oil, via a stripper operation, from six producers. The field was developed with an irregular well spacing and drilled mostly with cable tools. There are no facilities of any significance at the field.

The current reservoir pressure is very low and not sufficient for effective CO2 flooding. Plans for the Big Muddy Field in 2007 are to build facilities and reactivate or drill new injection wells in order to inject disposal water from CO2 operations in the South Glenrock B Field when that starts in early 2008. The injection of this water should have the effect of raising the Big Muddy reservoir pressure for the planned CO2 flood. We also hope to drill or reactivate additional production wells in order to produce more oil from this reactivated waterflood. CO2 operations in the Big Muddy Field are currently planned to start in the middle of 2009.

Cole Creek South Field

The Cole Creek South Field is in Wyoming’s Powder River Basin and is located in Converse and Natrona counties, about 15 miles northeast of Casper in the east-central region of the state. The Cole Creek South Field was discovered in 1948 by the Phillips Petroleum Company.

Production at Cole Creek South was originally discovered on structure in the Lakota sandstone. After drilling a number of wells along the crest of the structure that had high water cuts, the Lakota zone was not developed in favor of the Dakota sandstone. Injection into the Dakota formation began in December 1968 and reached peak production in April 1972.

Production comes from two units at Cole Creek South. One unit is the Dakota Sand Unit which is under active waterflood. The other unit is the Cole Creek South Unit which is a primary production unit. Cole Creek South Field produces, in total, approximately 80 BOPD of 35 degree API sweet crude oil from 12 production wells. Production is from the Dakota Sand Unit waterflood and from the Shannon, First Frontier, Second Frontier, Muddy, and Lakota formations.

The Cole Creek South Field is presently at reservoir pressure sufficient for miscible CO2 flooding and the wells are in good working condition. Due to the small size, in comparison to the South Glenrock B Field and the Big Muddy Field, the Cole Creek South Field is planned to be the last of these three fields to undergo CO2 flooding. Our anticipated first injection of CO2 is in late 2009 or early 2010.

Financial Statements

The statement of Revenue and Direct Operating Expenses for the Nine Months Ended September 30, 2006 and the Year Ended December 31, 2005 concerning the Cole Creek South and South Glenrock B acquisitions are included with this prospectus at page F-2. The Historical Summaries of Revenues and Direct Operating Expenses for the Nine Months Ended September 30, 2006 and the Year Ended December 31, 2005 concerning the Big Muddy acquisition is included with this prospectus at page F-6.

Oil & Gas Acreage and Productive Wells

Our three properties in the Powder River Basin consist of the following acreage.

Field	Gross Acreage	Net Acreage
Big Muddy Field	11,000	8,974
South Glenrock B Field	10,873	10,177
Cole Creek South Field	3,782	3,782
Total Acreage	25,655	22,933

We have producing wells located in our three Powder River Basin properties as identified below.

Field	Number of Gross Wells	Number of Net Wells
Total Big Muddy Field	6	4.80
Total South Glenrock B Field	21	16.77
Total Cole Creek South Field	12	9.60
Total	39	31.17

Title to Properties

As customary in the oil & gas industry, during acquisitions, substantive title reviews and curative work are performed on all properties. Generally, only a perfunctory title examination is conducted at the time properties believed to be suitable for drilling operations are first acquired. Prior to commencement of drilling operations, a thorough drill site title examination is normally conducted, and curative work is performed with respect to significant defects. We believe that we have good title to our oil & gas properties, some of which are subject to minor encumbrances, easements and restrictions.

Geographic Segments

All of our operations are in the United States.

Significant Oil & Gas Purchasers and Product Marketing

Due to the close proximity of our fields to one another, oil production from our three properties is sold to one purchaser under a month-to-month contract at the current area market price. The oil is currently transported by truck to pipeline connections in the area. The loss of that purchaser may be expected to have a material adverse effect upon our oil sales and reduce the competition for our oil production, which in turn could negatively impact the price we receive. We do not currently produce any natural gas.

Our ability to market oil depends on many factors beyond our control, including the extent of domestic production and imports of oil, the proximity of our oil production to pipelines, the available capacity in such pipelines, the demand for oil, the effects of weather, and the effects of state and federal regulation. Our production is from fields close to major pipelines and established infrastructure. As a result, we have not experienced any difficulty to date in finding a market for all of our production as it becomes available or in transporting our production to those markets; however, there is no assurance that we will always be able to market all of our production or obtain favorable prices.

Oil Marketing

The oil production from our properties is relatively high quality, ranging in gravity from 35 to 38 degrees, and low in sulfur. The prices we receive are based on posted prices for Wyoming Sweet, adjusted for gravity, plus approximately $3.25 to $3.50 per barrel.

In recent months, Wyoming Sweet posted prices have declined in comparison to other oil price indexes, such as West Texas Intermediate spot prices. This has been due to disruptions in refinery throughput in the Rocky Mountain region, and increased imports of sour Canadian crude into the region.

Competition and Markets

We face competition from other oil companies in all aspects of our business, including acquisition of producing properties and oil & gas leases, marketing of oil & gas, and obtaining goods, services and labor. Many of our competitors have substantially larger financial and other resources. Factors that affect our ability to acquire producing properties include available funds, available information about prospective properties and our standards established for minimum projected return on investment. Competition is also presented by alternative fuel sources, including ethanol and other fossil fuels. Because of our use of EOR techniques and management’s experience and expertise in the oil & gas industry, we believe that we are effective in competing in the market.

The demand for qualified and experienced field personnel to operate CO2 EOR techniques, drill wells, and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil industry can fluctuate significantly, often in correlation with oil prices, causing periodic shortages. There have also been shortages of drilling rigs and other equipment, as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. We cannot be certain when we will experience these issues and these types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results or restrict our ability to drill those wells and conduct those operations that we currently have planned and budgeted.

Federal and State Regulations

Numerous federal and state laws and regulations govern the oil & gas industry. These laws and regulations are often changed in response to changes in the political or economic environment. Compliance with this evolving regulatory burden is often difficult and costly, and substantial penalties may be incurred for noncompliance. The following section describes some specific laws and regulations that may affect us. We cannot predict the impact of these or future legislative or regulatory initiatives.

Based on current laws and regulations, management believes that we are and will be in substantial compliance with all laws and regulations applicable to our current and proposed operations and that continued compliance with existing requirements will not have a material adverse impact on us. The future annual capital costs of complying with the regulations applicable to our operations is uncertain and will be governed by several factors, including future changes to regulatory requirements. However, management does not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position or results of operations.

Regulation of Oil Exploration and Production

Our operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for drilling wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells that may be drilled in those units and the unitization or pooling of oil & gas properties. In addition, state conservation laws establish maximum rates of production from oil & gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil & gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. The regulatory burden on the oil & gas industry increases our costs of doing business and, consequently, affects our profitability.

Federal Regulation of Sales Prices and Transportation

The transportation and certain sales of oil in interstate commerce are heavily regulated by agencies of the U.S. federal government and are affected by the availability, terms and cost of transportation. In particular, the price and terms of access to pipeline transportation are subject to extensive U.S. federal and state regulation. The Federal Energy Regulatory Commission (FERC) is continually proposing and implementing new rules and regulations affecting the oil industry. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the oil & gas industry. The ultimate impact of the complex rules and regulations issued by FERC cannot be predicted. Some of FERC’s proposals may, however, adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. While our sales of crude oil are not currently subject to FERC regulation, our ability to transport and sell such products is dependent on certain pipelines whose rates, terms and conditions of service are subject to FERC regulation. Additional proposals and proceedings that might affect the oil & gas industry are considered from time to time by Congress, FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective and their effect, if any, on our operations. Historically, the oil & gas industry has been heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC, Congress and the states will continue indefinitely into the future.

Federal or State Leases

Our operations on federal or state oil & gas leases are subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service (MMS) and other agencies.

Environmental Regulations

Public interest in the protection of the environment has increased dramatically in recent years. Our oil production and CO2 injection operations and our processing, handling and disposal of hazardous materials such as hydrocarbons and naturally occurring radioactive materials (NORM) are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries, fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could also result in additional operating costs and capital expenditures.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil & gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the EPA and various state agencies regarding approved methods of disposal for certain hazardous and nonhazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws that regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements, which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company; (iv) the Oil Pollution Act of 1990, which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act, which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

Management believes that we are in substantial compliance with applicable environmental laws and regulations and intend to remain in compliance in the future. To date, we have not expended any material amounts to comply with such regulations, and management does not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows.

SELECTED HISTORICAL DATA

	For the year ended March 31,			For the nine months ended December 31,
	2006	2005	2004	2006	2005
				(1)(2)
Revenues	$-	$-	$-	$105,416	$-
Loss from continuing operations	(124,453)	(27,154)	(375,000)	(2,522,062)	(78,470)
Loss from continuing operations per share	(0.00)	(0.00)	(0.01)	(0.01)	(0.00)

Total assets (as of the period ended)	46,557	4,749	-	84,683,736	91,916

Rancher Energy did not have long-term obligations or redeemable preferred stock, and has not declared any cash dividends, during any of the periods presented.

(1)	Rancher Energy completed its acquisition of the Cole Creek South and the South Glenrock B Fields on December 22, 2006.

(2)	Rancher Energy completed its acquisition of the Big Muddy Field on January 4, 2007.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Oil & Gas Property Acquisitions

The following is a summary of oil & gas properties acquired by the Company:

Cole Creek South Field and South Glenrock B Field Acquisitions

On December 22, 2006, the Company purchased certain oil & gas properties for $46,670,000, before adjustments for the period from the effective date to the closing date, plus closing costs of $445,437. The oil & gas properties consisted of (i) a 100% working interest (79.31% net revenue interest) in the Cole Creek South Field, which in Wyoming’s Powder River Basin; and (ii) a 93.73% working interest (74.08% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin. In partial consideration for an extension of the closing date, the Company issued the seller of the oil & gas properties warrants to acquire 250,000 shares of its common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock of $616,140 was estimated as of the grant date using the Black-Scholes option pricing model, and is included in the acquisition cost.

Big Muddy Field Acquisition

On January 4, 2007, Rancher Energy acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were approximately $600,000. While the Big Muddy Field was discovered in 1916, future profitable operations are dependent on the application of tertiary recovery techniques requiring significant amounts of carbon dioxide (CO2).

Issuance of Convertible Notes Payable

To partially finance the oil & gas property acquisitions, and fund working capital requirements, the Company issued convertible notes payable as discussed below:

Prior to December 31, 2006, the Company received $8,112,862 from investors. Between January 4, 2007 and January 24, 2007, those investors received convertible notes payable. The notes accrue interest at an annual rate of 12% beginning 120 days after issuance, which is the maturity date, if not converted or paid before that date. Upon shareholder approval of an amendment to the Articles of Incorporation to increase the authorized shares of the Company’s common stock, the notes will be automatically converted into shares of common stock. The number of shares will be an amount equal to the face amount of the notes divided by $1.50 per share, the price that shares were simultaneously sold in a private placement as discussed below.

Subsequent to December 31, 2006, the Company received $2,381,651 from investors in exchange for convertible notes payable. Terms and conditions are the same as those disclosed in the immediately preceding paragraph.

Sale of Common Stock and Warrants

To partially finance the oil & gas property acquisitions, and fund working capital requirements, the Company sold common stock and warrants to purchase common stock as discussed below:

October 2006

In October 2006, Rancher Energy sold 1,449,956 Units for $0.50 per Unit, totaling gross proceeds of $724,978. The Company paid a cash commission of $36,249, equal to 5% of the gross proceeds, and a stock-based commission of 72,498 shares of common stock, equal to 5% of the number of Units sold. The sum of the shares sold and the commission shares aggregated 1,522,454. These Units were issued on the same terms and conditions as the Units described in the two immediately preceding paragraphs above. A portion of these warrants were modified as discussed below.

December 2006

On December 21, 2006, the Company entered into a Securities Purchase Agreement with investors in a private placement pursuant to which the Company sold Units consisting of one share of common stock and a warrant to purchase one additional share of common stock for $1.50 per Unit. In December 2006, the Company issued 40,694,335 Units in exchange for gross proceeds of $61,041,502. Prior to December 31, 2006, the Company also received $7,869,263 from investors. Between January 4, 2007 and January 24, 2007, those monies were exchanged for 5,246,175 Units for $1.50 per Unit. Total proceeds from the December 2006 transactions of $68,910,765 were reduced by offering costs of $5,109,474, resulting in net proceeds of $63,801,291.

The warrants are exercisable for five years at a price of $1.50 per share, which period will begin at such time as the Company amends its Articles of Incorporation to increase its authorized shares of common stock. The Company has agreed to promptly call a meeting of its stockholders to approve the increase. The Company will be required to make payments to the investors if approval is not obtained.

Unaudited Pro Forma Financial Statements

The unaudited pro forma balance sheet as of December 31, 2006 was prepared as though the acquisitions occurred on December 31, 2006, and includes the following transactions:

•	The Big Muddy Field acquisition; and

•	The sale of convertible notes payable in connection with the financing of the Big Muddy Field acquisition, and for working capital funds.

The unaudited pro forma statement of operations for the nine months ended December 31, 2006 was prepared as though the acquisitions occurred on April 1, 2005, and includes the following transactions:

•	The Cole Creek South Field and South Glenrock B Field acquisitions;

•	The Big Muddy Field acquisition;

•	The sale of convertible notes payable in connection with the financing of the Big Muddy Field acquisition, and for working capital funds; and

•
The sale of units, consisting of common stock and warrants to purchase common stock, in connection with the financing of the Cole Creek South, South Glenrock B and Big Muddy Field acquisitions, and for working capital funds.

The unaudited pro forma statement of operations for the year ended March 31, 2006 was prepared as though the acquisitions occurred on April 1, 2005, and includes the following transactions:

•	The Cole Creek South and South Glenrock B Field acquisitions;

•	The Big Muddy Field acquisition;

•	The sale of convertible notes payable in connection with the financing of the Big Muddy Field acquisition, and for working capital funds; and

•
The sale of units, consisting of common stock and warrants to purchase common stock, in connection with the financing of the Cole Creek South, South Glenrock B and Big Muddy Field acquisitions, and for working capital funds.

The Company presents adjustments for these transactions in the notes to the unaudited pro forma financial statements. You should read the unaudited pro forma financial statements and accompanying notes along with the historical financial statements included in the Company’s previous filings with the Securities and Exchange Commission and the audited Cole Creek South and South Glenrock B financial statements and the audited Big Muddy financial statements included herein.

The information presented under the headings “Cole Creek South & South Glenrock B” in the pro forma financial statements reflects the revenues and direct operating expenses of the Cole Creek South Field and the South Glenrock B Field for the nine months ended December 31, 2006 and for the year ended December 31, 2005, as such information is within 93 days of Rancher Energy's fiscal year ended March 31, 2006.

The information presented under the headings “Big Muddy” in the pro forma financial statements reflects the revenues and direct operating expenses of the Big Muddy Field for the nine months ended September 30, 2006 and for the year ended December 31, 2005 as such information is within 93 days of Rancher Energy's third quarter ended December 31, 2006 and fiscal year ended March 31, 2006, respectively.

The pro forma statements of operations were derived by adjusting the historical financial statements of Rancher Energy Corp. The adjustments are based on currently available information. The actual adjustments, therefore, may differ from the pro forma adjustments. The Company believes, however, that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial statements do not purport to present the Company’s results of operations had the acquisitions or the other transactions actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

RANCHER ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
December 31, 2006

	Rancher Energy Corp.	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$31,927,351	$2,381,651	[a]	$11,732,119
		(22,576,883	) [b]
Accounts receivable	292,596			292,596
Total current assets	32,219,947	(20,195,232)		12,024,715

Oil & gas properties, full cost method:
Unproved	47,616,734	22,600,317	[b]	70,217,051
Proved	4,716,540	33,566	[b]	5,040,484
		290,378	[b]
Accumulated depreciation, depletion and amortization	(33,000)	-		(33,000)
Total oil & gas properties	52,300,274	22,924,261		75,224,535

Other assets:
Other equipment, net	120,689	-		120,689
Other assets	42,826	-		42,826
Total other assets	163,515	-		163,515

Total assets	$84,683,736	$2,729,029		$87,412,765

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

RANCHER ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
December 31, 2006

	Rancher Energy Corp.	Pro Forma Adjustments		Pro Forma As Adjusted
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible notes payable	$8,112,862	$2,381,651	[a]	$10,494,513
Accounts payable	539,152	57,000	[b]	596,152
Oil & gas property acquisition payable	500,000	-		500,000
Commissions on sales of common stock	1,784,032	-		1,784,032
Stock over-subscription payable	555,020	-		555,020
Asset retirement obligation	109,274	81,956	[b]	191,230
Total current liabilities	11,600,340	2,520,607		14,120,947

Long-term liabilities:
Asset retirement obligation	792,184	208,422	[b]	1,000,606

Stockholders’ equity:
Common stock	951	-		951
Additional paid-in capital	75,338,930	-		75,338,930
Accumulated deficit during the development stage	(3,048,669)	-		(3,048,669)
Total stockholders’ equity	72,291,212	-		72,291,212
Total liabilities and stockholders’ equity	$84,683,736	$2,729,029		$87,412,765

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

RANCHER ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For The Nine Months Ended December 31, 2006

	Rancher Energy Corp.	Cole Creek South & South Glenrock B	Big Muddy	Pro Forma Adjustments		Pro Forma As Adjusted

Revenues:
Oil & gas sales	$105,416	$3,224,529	$537,879	$-		$3,867,824

Operating expenses:
Production taxes	11,192	352,683	55,275	-		419,150
Lease operating expenses	73,725	2,619,356	204,454	-		2,897,535
Depreciation, depletion and amortization	37,155	-	-	195,287	[c]	232,442
Impairment	400,466	-	-	-		400,466
General and administrative	2,166,687	-	-	-		2,166,687
Total operating expenses	2,689,225	2,972,039	259,729	195,287		6,116,280

Income (loss) from operations	(2,583,809)	252,490	278,150	(195,287)		(2,248,456)

Other income (expense):
Interest income	85,798	-	-	-		85,798
Interest expense	(33,000)	-	-	(948,819	) [d]	(981,819)
Other income	8,949			-		8,949
Total other income (expense)	61,747	-	-	(948,819)		(896,021)

Net income (loss)	$(2,522,062)	$252,490	$278,150	$(1,144,106)		$(3,144,477)

Basic and diluted net income (loss) per share	$(0.06)					$(0.08)

Basic and diluted weighted average shares outstanding	40,227,219					40,227,219

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

RANCHER ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For The Year Ended March 31, 2006

	Rancher Energy Corp.	Cole Creek South & South Glenrock B	Big Muddy	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues:
Oil & gas sales	$-	$3,713,964	$143,314	$-		$3,857,278

Operating expenses:
Production taxes	-	409,077	24,193	-		433,270
Lease operating expenses	-	1,647,826	152,141	-		1,799,967
Depreciation, depletion and amortization	-	-	-	353,058	[c]	353,058
General and administrative	74,453	-	-	-		74,453
Exploration - mining	50,000	-	-	-		50,000
Total operating expenses	124,453	2,056,903	176,334	353,058		2,710,748

Income (loss) from operations	(124,453)	1,657,061	(33,020)	(353,058)		1,146,530

Other income (expense):
Interest expense	-	-	-	(1,259,342	) [d]	(1,259,342)

Net income (loss)	$(124,453)	$1,657,061	$(33,020)	$(1,612,400)		$(112,812)

Basic and diluted net income (loss) per share	$(0.00)					$(0.00)

Basic and diluted weighted average shares outstanding	32,819,623			65,545,090	[e]	98,364,713

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

RANCHER ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Pro Forma Adjustments

Unaudited Pro Forma Condensed Balance Sheet as of December 31, 2006

(a)	Proceeds from the issuance of convertible notes payable during the fourth fiscal quarter ending March 31, 2007.

(b)	Acquisition of the Big Muddy field on January 4, 2007. The preliminary allocation of acquisition costs between proved and unproved properties was based on their estimated relative fair values.

Consideration includes the assumption of an asset retirement obligation in the aggregate gross amount of $290,378, of which $81,956 is reflected as a current liability, and $208,423 is reflected as a long-term liability.

Unaudited Pro Forma Condensed Statement of Operations for the Nine Months Ended December 31, 2006 and for the Year Ended March 31, 2006

(c)	Depreciation, depletion and amortization of oil & gas properties under the full cost method of accounting.

(d)	Interest expense on convertible notes payable calculated at a rate of 12% per annum.

(e)
For the Year Ended March 31, 2006, weighted average shares outstanding were increased by the shares issued in the Regulation S offering and in the private placement. For the Year Ended March 31, 2006, pro forma weighted average shares outstanding exceeded the total outstanding shares as of December 31, 2006. The excess is attributable to the 69,500,000 shares that were returned by the founding stockholder which were included in historical shares outstanding until returned.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenue, and may include words or phrases such as “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intends to”, or similar expressions, which are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from the results discussed in such forward-looking statements. There is absolutely no assurance that we will achieve the results expressed or implied in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil & gas, economic and competitive conditions, regulatory changes, estimates of proved reserves, potential failure to achieve production from development projects, capital expenditures and other uncertainties, our ability successfully to implement our strategy to acquire additional oil & gas properties, and our ability successfully to manage and operate our newly acquired oil & gas properties or any properties subsequently acquired by us, as well as those factors discussed below.

Organization

Rancher Energy is an independent energy company which explores for and plans to develop, produce, and market oil & gas in North America. Prior to April 2006, Rancher Energy, formerly known as Metalex Resources, Inc. (“Metalex”), was engaged in the exploration of a gold prospect in British Columbia, Canada. Metalex found no commercially exploitable deposits or reserves of gold. During April 2006, shareholders voted to change the name to Rancher Energy Corp. Since April 2006, Rancher Energy has employed a new Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President, Engineering, and is actively pursuing oil & gas prospects in the Rocky Mountain region.

Oil & Gas Properties Acquisitions

The following is a summary of two acquisitions recently completed by Rancher Energy:

Cole Creek South Field and South Glenrock B Field Acquisitions

On December 22, 2006, the Company purchased certain oil & gas properties for $46,670,000, before adjustments for the period from the effective date to the closing date, plus closing costs of $445,437. The oil & gas properties consisted of (i) a 100% working interest (79.31% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.73% working interest (74.08% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin. In partial consideration for an extension of the closing date, the Company issued the seller of the oil & gas properties warrants to acquire 250,000 shares of its common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock of $616,140 was estimated as of the grant date using the Black-Scholes option pricing model, and is included in the acquisition cost.

The total adjusted purchase price was allocated as follows:

Acquisition costs:
Cash consideration	$46,907,257
Direct acquisition costs	165,132
Estimated fair value of warrants to purchase common stock	616,140
Total	$47,688,529

Allocation of acquisition costs:
Oil & gas properties:
Unproved	$43,873,447
Proved	4,716,540
Asset retirement obligation	(901,458)
Total	$47,688,529

The Cole Creek South Field is located in Converse County, Wyoming approximately six miles northwest of the town of Glenrock. The field was discovered in 1948 by the Phillips Petroleum Company. Current gross production from the Cole Creek South Field is approximately 80 barrels of oil per day (BOPD) of primarily 35 degree API sweet crude oil.

The South Glenrock B Field is also located in Converse County, Wyoming. The field was discovered in 1950 by Conoco, Inc. Bisected by Interstate 25, the field produces from the Dakota and Muddy sandstone reservoirs that are draped over a structural nose with 1,600 feet of relief. Production is maintained by secondary recovery efforts that were initiated in 1961. Current gross production from the South Glenrock B Field is approximately 220 BOPD of primarily 35 degree API sweet crude oil.

Big Muddy Field Acquisition

On January 4, 2007, Rancher Energy acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were approximately $600,000. While the Big Muddy Field was discovered in 1916, future profitable operations are dependent on the application of tertiary recovery techniques requiring significant amounts of CO2.

Water flooding was initiated in the Wall Creek Formation in 1953 and later expanded to the Dakota and Lakota formations.  Over 800 completions have occurred in the field.  At the current time, only a few wells are active.  The current production is approximately 30 BOPD of primarily 38 degree API sweet crude oil.

Commitments

On December 15, 2006, Rancher Energy entered into a Product Sale and Purchase Contract (the “Agreement”) with Anadarko Petroleum Corporation (“Anadarko”) for the purchase of  CO2  (meeting certain quality specifications identified in the Agreement) from Anadarko. Rancher Energy intends to use the CO2 for its EOR projects in the Cole Creek South, South Glenrock B, and Big Muddy Fields.

The primary term of the Agreement commences upon the earlier of January 1, 2008, or the date of the first CO2 delivery, and terminates upon the earlier of the day on which the Company has taken and paid for the Total Contract Quantity, as defined, or 10 years from the commencement date. The Company has the right to terminate the agreement at any time with notice to Anadarko, subject to a termination payment as specified in the Agreement.

During the primary term, Anadarko is obligated to deliver a total quantity of 146 Bcf of CO2. Within the primary term, Anadarko is obligated to deliver a minimum of 25 MMcf per day, and a maximum of 40 MMcf per day of EOR-quality CO2 (14.6 Bcf per year).

For CO2 deliveries, which are subject to a “take-or-pay” provision, the Company has agreed to pay $1.50 per thousand cubic feet, to be adjusted by a factor that is indexed to the price of Wyoming sweet oil. From oil that is produced by CO2 injection, the Company also agreed to convey to Anadarko an overriding royalty interest that increases over time, not to exceed 5%.

Prior to delivering CO2 to the Company, Anadarko has the right to satisfy its own needs, and may also deliver CO2 to parties other than the Company. In the event the CO2 does not meet certain quality specifications, the Company has the right to refuse delivery of such CO2.

Outlook for the Coming Year

The following summarizes Rancher Energy’s goals and objectives for the next twelve months:

•	Borrow funds to implement its development plans;

•	Expand Rancher Energy’s operating capabilities; and

•	Pursue additional asset and project opportunities that are expected to be accretive to shareholder value.

Results of Operations

Nine Months Ended December 31, 2006 Compared to Nine Months Ended December 31, 2005

For the nine months ended December 31, 2006, Rancher Energy reported a net loss of $2,522,000, compared to a net loss of $78,000 for the corresponding nine months of 2005. Included in the net loss of $2,522,000 is impairment of $400,000 that resulted from the net book value of oil & gas properties exceeding the cost center ceiling, primarily during the second quarter of 2006. In addition, general and administrative expenses have increased in connection with the expansion of the Company’s oil & gas operations. Included in general and administrative expenses is a charge of $1,021,000 for stock-based compensation expense related to options granted to four employees.

Three Months Ended December 31, 2006 Compared to Three Months Ended December 31, 2005

For the three months ended December 31, 2006, Rancher Energy reported a net loss of $1,150,000, compared to a net loss of $47,000 for the corresponding three months of 2005. General and administrative expenses have increased in connection with the expansion of the Company’s oil & gas operations. Included in general and administrative expenses is a charge of $491,000 for stock-based compensation expense related to options granted to four employees.

Year Ended March 31, 2006 Compared to Year Ended March 31, 2005

During the year ended March 31, 2006, the Company had a net loss of $124,453, which was an increase from $27,154 for the year ended March 31, 2005. Legal and accounting fees increased to $47,809 from $8,795 in 2006 due to increased activity for the Company, including $20,000 paid to the Company’s previous securities attorney in conjunction with registration of the Company’s securities. In addition, the increase in activity resulted in increased auditing and review fees. Mining exploration expenses of $50,000 were recognized in the year ended March 31, 2006 which related to expenditures on a mining project that the Company abandoned subsequent to year end.

Liquidity and Capital Resources

As of December 31, 2006, Rancher Energy had working capital of $20,619,607. Excluding the convertible notes payable of $8,112,862, which may be converted during the fourth quarter of fiscal 2007, working capital would have been $28,732,469. Of the cash on hand at December 31, 2006, $22,561,931 was used to close the Big Muddy Field acquisition on January 4, 2007.

Since late 2006 the Company has added operating staff and has engaged consultants to conduct field studies of tertiary development of the three Powder River Basin fields. We expect to begin CO2 development operations in the South Glenrock B Field, and preliminary development in the Big Muddy Field, in the first half of 2007. We also plan to make some capital expenditures relating to existing production in the three fields. Planned general and administrative costs, operating costs, and capital expenditures for calendar year 2007 are currently estimated to be in the $65 million to $70 million range. Of this, $55 million to $60 million is projected for the South Glenrock B Field and Big Muddy Field projects, with about two-thirds of this cost for well drilling and conversion for CO2 injection, and the remainder for compressors and facilities.

The Company has working capital and anticipates having revenue from production operations to fund a portion of these expenditures, but most of the funding is expected to come from, and is dependent on, successful completion of a debt financing. That financing is currently projected to be completed in the second calendar quarter of 2007.

Rancher Energy’s primary source of liquidity to meet operating expenses and fund capital expenditures (other than for certain acquisitions), is its access to debt and equity debt markets. The debt and equity markets, public and private, retail and institutional, have been its principal source of capital used to finance a significant amount of growth, including acquisitions.

The following is a summary of debt and equity transactions completed during fiscal 2007:

Convertible Debt Transactions

Venture Capital First LLC

On June 9, 2006, Rancher Energy borrowed $500,000 from Venture Capital First LLC (“Venture Capital”). Principal and interest at an annual rate of 6% were due December 9, 2006. The agreement provided that Venture Capital had the option to convert all or a portion of the loan into common stock and warrants to purchase common stock, either (i) at the closing price of Rancher Energy’s shares on the day preceding notice from Venture Capital of its intent to convert all or a portion of the loan into common stock or, (ii) in the event Rancher Energy conducted an offering of common stock, or units consisting of common stock and warrants to purchase stock, at the price of such shares or units in the offering.

On July 19, 2006, Venture Capital elected to convert its entire loan and accrued interest into 1,006,905 shares of common stock and warrants to purchase 1,006,905 shares of common stock at a price of $0.50 per unit, the price per unit in the offering discussed in Equity Transactions below. The warrants are exercisable over a two-year period, at a price of $0.75 per share for the first year, and $1.00 per share for the second year. On December 21, 2006, the warrant holder agreed not to exercise its right to acquire shares of common stock until the Company received shareholder approval to increase the number of authorized shares and the exercise price of $0.75 per share was extended by the Company through the second year.

Private Placement

Prior to December 31, 2006, the Company received $8,112,862 from investors. Between January 4, 2007 and January 24, 2007 those investors received convertible notes payable. The notes accrue interest at an annual rate of 12% beginning 120 days after issuance, which is the maturity date, if not converted or paid before that date. Upon shareholder approval of an amendment to the Articles of Incorporation to increase the authorized shares of the Company’s common stock, the notes will be automatically converted into shares of common stock. The number of shares will be an amount equal to the face amount of the notes divided by $1.50 per share, the price that shares were simultaneously sold in a private placement as discussed below.

Subsequent Event

Subsequent to December 31, 2006, the Company received $2,381,651 from investors in exchange for convertible notes payable. Terms and conditions are the same as those disclosed in the “Private Placement” in the immediately preceding paragraph.

Equity Transactions

June 30 to September 30, 2006

For the period from June 30, 2006 through September 30, 2006, Rancher Energy sold 16,683,544 Units for $0.50 per Unit, totaling gross proceeds of $8,341,772, pursuant to the exemption from registration of securities under the Securities Act of 1933 as provided by Regulation S. Each Unit consisted of one share of common stock and a warrant to purchase one additional share of common stock.

For 8,850,000 Units, Rancher Energy paid no underwriting commissions. For 7,833,544 Units, Rancher Energy paid a cash commission of $195,839, equal to 5% of the proceeds from the units, and a stock-based commission of 391,677 shares of common stock, equal to 5% of the number of Units sold. The sum of the shares sold and the commission shares aggregated 17,075,221. All warrants were originally exercisable for a period of two years from the date of issuance. During the first year, the exercise price was $0.75 per share; during the second year, the exercise price was $1.00 per share. The warrants are redeemable by Rancher Energy for no consideration upon 30 days prior notice. A portion of these warrants were modified as discussed below.

October 2006

In October 2006, Rancher Energy sold 1,449,956 Units for $0.50 per Unit, totaling gross proceeds of $724,978. The Company paid a cash commission of $36,249, equal to 5% of the gross proceeds, and a stock-based commission of 72,498 shares of common stock, equal to 5% of the number of Units sold. The sum of the shares sold and the commission shares aggregated 1,522,454. These Units were issued on the same terms and conditions as the Units described in the two immediately preceding paragraphs above. A portion of  these warrants were modified as discussed below.

Warrant Modification

On December 21, 2006, holders of 13,192,000 warrants issued in a private placement from June through October 2006 agreed not to exercise their right to acquire shares of common stock until the Company receives shareholder approval to increase the number of authorized shares, and the exercise price of $0.75 per share was extended by the Company through the second year. Terms for the remaining 4,941,500 warrants were unchanged.

December 2006

On December 21, 2006, the Company entered into a Securities Purchase Agreement with investors in a private placement pursuant to which the Company sold Units consisting of one share of common stock and a warrant to purchase one additional share of common stock for $1.50 per Unit. In December 2006, the Company issued 40,694,335 Units in exchange for gross proceeds of $61,041,502. Prior to December 31, 2006, the Company also received $7,869,263 from investors. Between January 4, 2007 and January 24, 2007, those monies were exchanged for 5,246,175 Units for $1.50 per Unit. Total proceeds from the December 2006 transactions of $68,910,765 were reduced by offering costs of $5,109,474, resulting in net proceeds of $63,801,291.

The warrants are exercisable for five years at a price of $1.50 per share, which period will begin at such time as the Company amends its Articles of Incorporation to increase its authorized shares of common stock. The Company has agreed to promptly call a meeting of its stockholders to approve the increase. The Company will be required to make payments to the investors if timely approval is not obtained.

In connection with the private placement, the Company also entered into a Registration Rights Agreement with the investors in which the Company agreed to register for resale the shares of common stock issued in the private placement as well as the shares underlying the warrants and convertible notes issued in the private placement. There are penalties in the Securities Purchase Agreement and Registration Rights Agreement relating to these registration provisions and other obligations, as described in Note 5 to Notes to Financial Statements included in Item 1 which, if triggered, could result in substantial amounts to be due to the investors.

Cash Flows

The following is a summary of Rancher Energy’s comparative cash flows:

	For the Nine Months Ended December 31,
	2006	2005
Cash flows from:
Operating activities	$(785,068)	$(78,767)
Investing activities	(50,884,032)	-
Financing activities	83,550,370	166,094

Cash flows used for operating activities increased primarily as a result of general and administrative expenses incurred in connection with the expansion of the Company’s oil & gas operations.

Cash flows used for investing activities increased primarily as a result of expending $47,115,437 in connection with the acquisition of the Cole Creek South and South Glenrock B fields, and $3,110,507 in connection with the acquisition of the Big Muddy field that was ultimately closed subsequent to December 31, 2006. The Company also expended $533,245 for other oil & gas properties’ capital expenditures and $124,843 for other equipment.

Cash flows provided by financing activities increased primarily as a result of certain private placements of equity securities aggregating net proceeds of $74,382,488. During December 2006, the Company received funds aggregating $8,112,862 that were exchanged for convertible notes between January 4 and 24, 2007. On June 9, 2006, the Company received $500,000 in notes payable that were converted to equity. During December 2006, the Company received funds aggregating $555,020 that were subsequently returned to investors.

DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers, their respective positions and ages, and the year in which each director was first elected, are set forth in the following table.

Name	Age	Positions Held	Beginning of Term of Service
John Works	52	Director, President, Chief Executive Officer	May 18, 2006
Andrei Stytsenko	42	Director	February 4, 2004
Mark Worthey	49	Director	February 16, 2007
Andrew Casazza	39	Chief Operating Officer	October 3, 2006
Daniel Foley	52	Chief Financial Officer	January 15, 2007
John Dobitz	51	Senior Vice President	October 2, 2006

The following identifies the background information for our directors, officers and other key employees.

John Works - Director, President & Chief Executive Officer

Mr. Works has been our President, Chief Executive Officer and a member of our Board of Directors since May 18, 2006, and brings over 23 years of experience in the global oil & gas industry as a corporate executive, investment banker, and lawyer focusing on originating, structuring, financing, and implementing domestic and international oil & gas projects.

Mr. Works was the founder and Managing Director of Emerging Markets Finance International, LLC (EMFI) of Denver, Colorado from 2002 to 2006. The firm was an emerging markets international financial advisor and arranger, with oil & gas projects as its core area of expertise. In 2005 Mr. Works served as President & COO of American International Depository & Trust, and in 2001 served as Senior Vice President & Head of International Producer Finance at Shell Capital in Houston, Texas. From 1999-01 Mr. Works was President & CEO of The Rompetrol Group in Bucharest, Romania, Romania's largest privately-owned oil & gas company, and from 1997-99 served as Senior Vice President & Deputy Head of Project Finance Advisory at the ABN Amro Bank in Amsterdam, the Netherlands. From 1996-97 Mr. Works was Vice President, Emerging Markets, Former Soviet Union, at J.P. Morgan's investment banking unit in London, England. He served as Vice President & Legal Relationship Manager from 1990-96 in J.P. Morgan's New York office involved in U.S. & global project advisory and mergers & acquisitions assignments. Mr. Works began his career in 1982 and served as a corporate finance attorney with several Wall Street firms including Shearman & Sterling and Cahill Gordon & Reindel in New York.

Mr. Works was educated at the University of Denver College of Law (J.D. 1982), the Institut d'Etudes Politiques de Paris (Certificat d'Etudes Politiques 1978), the Universite de Paris-IV (Sorbonne) (Certificat de Langue Frangaise 1977), and the University of Kansas (BA 1977). Mr. Works is a U.S. national and is fluent in English and French. He currently resides in Denver, Colorado.

Andrei Stytsenko - Director and Vice President-Production

Mr. Stytsenko has been a member of our Board of Directors since our inception in February 2004. Prior to May 2006, Mr. Stystenko also was our President. Mr. Stytsenko previously was secretary and member of the board of directors of Aberdene Mines Limited. From 1985 to 1996, Mr. Stytsenko was the managing supervisor for Ivano Frankovski Drilling Company, located in North Russia. Mr. Stytsenko's responsibilities included exploratory oil & gas drilling at depths in excess of up to 10,000 feet. From 1998 until 2000, Mr. Stytsenko was field supervisor for Booker Gold Exploration where his responsibilities included core loding, assaying and mapping. From 2000 until 2004, Mr. Stystenko served as a field supervisor with Ensign Drilling Inc. where his responsibilities included drilling for oil & gas. Also from 2000 to 2004, Mr. Stytsenko served as secretary and a member of the Board of Directors of Aberdene Mines LTD., which is engaged in the exploration and development of mining operations. Mr. Stytsenko earned a certificate of Overhaul Well Drilling Operations from the Nadvirnyansk Industrial Training Center in April 1993. He obtained a Certificate of Contemporary Training for Production and Exploration Drilling Operator, and in 1996 completed a 5 year program (equivalent to a Masters degree in North America) receiving a diploma in Mining/Drilling Engineering from the Ivano-Frankovski State Technical Oil & Gas University in Russia, specializing in Oil & Gas Well Drilling.

Mark Worthey - Director

Mr. Worthey has been a member of our Board of Directors since February 16, 2007. He was a founding officer of Denbury Resources Inc. since his employment there in 1992, some 14 years ago. In 2006 Mr. Worthey retired from Denbury Resources as Senior Vice President—Operations, where he was responsible for all aspects of the company’s field operations. Denbury Resources owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, is the largest oil & gas operator in Mississippi, and holds key operating acreage in the onshore areas of Louisiana, Alabama, and the Texas Barnett Shale. Mr. Worthey also worked at Coho Resources from 1985 to 1992 as a geologist and then as an exploitation manager. He also worked at Newport Petroleum as a geologist from 1984 to 1985.  Mr. Worthey served as a board member of Genesis Energy, L.P. from 2002 until 2006. Mr. Worthey graduated from Mississippi State University with a Bachelors of Science in Petroleum Geology in 1984.

Andrew Casazza - Chief Operating Officer

Mr. Casazza has served as our Chief Operating Officer since October 3, 2006, and brings extensive investment experience in the oil & gas industry to his role at Rancher Energy. Prior to serving as our COO, Mr. Casazza headed our Finance and Operations beginning in June 2006. Most recently, he served as a Director and Senior Investment Banking Professional for Emerging Markets Finance International, LLC (EMFI) of Denver, Colorado, a leading emerging markets international financial advisor and arranger, with oil & gas projects as its core area of expertise. At EMFI, Mr. Casazza's experience included evaluating and structuring, financing, and implementing oil & gas projects for the U.S. oilfield service market and international upstream markets. From 2004-05, he was Independent Consultant to Western Energy Advisors in Denver, where he assisted in an overseas manufacturer's entry into the U.S. oilfield service market by providing strategic marketing services and deal sourcing. Mr. Casazza also has extensive experience in fund management and structuring. He served as a Director and investment professional for Denver-based Enhanced Capital Partners (2002-04), as Director of Business Development for Isherpa Capital (2000-02), management positions at Voicestream/Qwest in Bellevue, Washington (1994-99), and as Senior Associate at Coopers & Lybrand in Los Angeles, California (1991-94). He received a BA in Economics at Claremont McKenna College (1990).

Daniel Foley - Chief Financial Officer

Mr. Foley has served as our Chief Financial Officer since January 15, 2007. From 2003 to 2006, Mr. Foley was Treasurer of Aspect Energy, Denver, Colorado, where he was responsible for all financial functions and information technology. From 2001 to 2002, Mr. Foley was Senior Vice President--Corporate Finance at Mission Resources Corporation, Houston, Texas, where he was responsible for corporate activities in financial markets, corporate mergers & acquisitions, and other financial functions. From 1998 to 2001, Mr. Foley was Director--Global Energy Corporate Finance at Arthur Andersen LLP, Houston, Texas, where he led professional corporate finance teams for companies in the energy sector. From 1987 to 1998, Mr. Foley was Vice President--International Finance, Vice President and Group Manager--Capital and Planning, and Manager, Director, Senior Associate--Planning & Analysis at United Meridian Corp./Ocean Energy, Inc., Houston, Texas, where he managed debt and equity financing and risk assessment for the company's domestic and international operations, as well as managing strategic planning at the corporate level, including the analysis and execution of mergers and acquisitions. From 1984 to 1987, Mr. Foley held financial positions in upstream operations and downstream and crude trading functions at Chevron Corporation, San Francisco, California, and New Orleans, Louisiana. From 1978 to 1982, Mr. Foley worked in engineering management and field engineering at Shell Oil Company in Houston, Texas, and Denver, Colorado. Mr. Foley received an M.B.A in Finance with distinction from The Wharton School at the University of Pennsylvania, Philadelphia, Pennsylvania (1983), and a B.S. & Masters Degree in Civil Engineering from Rice University, Houston, Texas (1976 & 1978).

John Dobitz - Senior Vice President, Engineering

Mr. Dobitz has served as our Senior Vice President, Engineering since October 16, 2006. From 2000 to 2006 Mr. Dobitz was the Director of Reservoir Engineering for the Kinder Morgan CO2 Company, where he supervised a five member engineering team and was responsible for reserve assessment, reservoir engineering, reservoir simulation and other long range support of Midland reservoir engineers. From 1985 to 2000, Mr. Dobitz worked at Texaco in various reservoir engineer and project engineering capacities. From 1980 to 1985, Mr. Dobitz worked at Getty Oil conducting routine and special core analysis, PVT studies, and slim tube experiments. From 1978 to 1980, he worked at the Cabot Corporation as Plant Engineer, responsible for general maintenance and instrumentation for the Cabot special carbon black plant and liaison between contractors and plant personnel on major construction projects. Mr. Dobitz has been doing research, lab testing, engineering design and implementation, and reservoir simulation of hydrocarbon and CO2 miscible enhanced oil recovery projects since 1983. Mr. Dobitz has been a major team member or director of six previous miscible injection EOR projects with Texaco and Kinder Morgan CO2 Company. Mr. Dobitz received a degree in Petroleum Engineering from the University of Houston (M.S. 1986) and a degree in Chemical Engineering from the University of Nebraska (B.S. 1976).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 5, 2007 there were 95,045,090 shares of common stock outstanding. The following sets forth, as of March 5, 2007, the ownership of our common stock held by each person who beneficially owns more than 5% of our common stock, each of our directors, each executive officer, and all of our directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares. Shares not outstanding but deemed beneficially owned because a person or a member of a group has a right to acquire them within sixty (60) days after March 5, 2007 are treated as outstanding only when determining the amount and percentage owned by such person or such group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1),(2)	Percent of Common Stock Outstanding (3)

John Works, Director, President & Principal Executive Officer (4) 999-18th Street, Suite 1740 Denver, Colorado 80202	1,750,000	1.97%

Andrei Stytsenko, Director (5) 203-17711 64th Avenue Edmonton, Alberta Canada T5T 2J9	1,415,000	1.5%

Mark Worthey, Director (6) 999-18th Street, Suite 1740 Denver, Colorado 80202	0	*

John Dobitz, Senior Vice President, Engineering (7) 999-18th Street, No. 1740 Denver, Colorado 80202	0	*

Andrew F. Casazza, Chief Operating Officer (8) 999-18th Street, Suite 1740 Denver, Colorado 80202	187,500	*

Daniel P. Foley, Chief Financial Officer (9) 999-18th Street, Suite 1740 Denver, Colorado 80202	0	*

All Officers, Directors as a Group (10) (6 persons)	3,352,500	3.5%

Old Westbury Real Return Fund (11) c/o Bessemer Trust 630 5th Avenue New York, New York 10111	9,808,915	9.99%

JANA Piranha Master Fund, Ltd. (12) c/o JANA Partners LLC 200 Park Avenue Suite 3300 New York, New York 10166	9,956,898	9.99%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1),(2)	Percent of Common Stock Outstanding (3)

Millennium Global Investments Limited (13) 57-59 St. James Street London, United Kingdom SW1A 1LD	9,956,898	9.99%

RAB Special Situations (Master) Fund Ltd. (14) c/o RAB Capital PLC 1 Adam Street London, United Kingdom WC2N 6LE	10,000,000	9.76%

Morgan Stanley & Co. for a/c Persistency Capital (15) 1221 Avenue of the Americas 28th Floor New York, New York 10020	6,666,666	6.78%

Hound Performance, LLC (16) 101 Park Ave, 47th Floor New York, NY 10178 212-984-2420	5,333,332	5.46%

SPGP (17), (18) 17 Avenue Matignon Paris, France 75008	5,333,332	5.46%

* Less than 1%

(1)
Under SEC Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this Offering.

(2)	Except as indicated in the footnotes below, each person has sole voting and dispositive power over the shares indicated.

(3)	Percentages are based on an aggregate 95,045,090 shares issued and outstanding as of March 5, 2007.

(4)
Mr. Works has an option to purchase 4,000,000 shares of common stock at an exercise price of $0.00001 per share, which vested 25% on June 1, 2006, 6.25% on September 1, 2006, 6.25% on December 1, 2006, and will vest at a rate of 6.25% each completed quarter during the period commencing December 1, 2006 and ending May 31, 2009. Mr. Works’ options were issued prior to the adoption of our 2006 Stock Incentive Plan.

(5)	Mr. Stytsenko holds a warrant to purchase 600,000 shares of common stock at $.75 per share. Does not include 7,000 shares of common stock held by Mr. Stytsenko's spouse.

(6)
Mr. Worthey has an option to purchase 10,000 shares of common stock at an exercise price of $1.63 per share, which vest 50% on the first anniversary and 50% on the second anniversary of the date of grant.

(7)
Mr. Dobitz has options to purchase 1,500,000 shares of common stock at an exercise price of $2.10 per share, which vest 33-1/3% on October 16, 2007, 33-1/3% on October 16, 2008, and 33-1/3% on October 16, 2009.

(8)
Mr. Casazza has options to purchase 750,000 shares of common stock at an exercise price of $1.75 per share, which vested 25% on October 2, 2006, and will vest 25% on October 2, 2007, 25% on October 2, 2008 and 25% on October 2, 2009.

(9)
Mr. Foley has options to purchase 1,000,000 shares of common stock at an exercise price of $3.19 per share, which vest 33-1/3% on January 15, 2008, 33-1/3% on January 15, 2009, and 33-1/3% on January 15, 2010.

(10)
Each of our officers who hold options to purchase shares of our common stock have agreed not to exercise their respective options that may be currently exercisable until we increase our authorized shares of common stock pursuant to the proposal set forth in this Proxy Statement.

(11)
Old Westbury Real Return Fund holds warrants to purchase 6,666,666 shares of common stock at $1.50 per share for 60 months following the approval of the increase in the Company’s authorized shares of common stock by the stockholders. The holder of such warrants does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock; consequently, the number of shares beneficially owned includes warrants to purchase 3,142,249 shares of common stock.

(12)
JANA Piranha Master Fund, Ltd. holds warrants to purchase 5,333,333 shares of common stock at $1.50 per share for 60 months following the approval of the increase in the Company’s authorized shares of common stock by the stockholders. The holder of such warrants does not have the right to exercise the warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock; consequently, the number of shares beneficially owned includes warrants to purchase 4,623,565 shares of common stock.

(13)
Includes 4,000,000 shares of our common stock held by Millennium Global Natural Resources Fund Limited and 1,333,333 shares of our common stock held by Millennium Global High Yield Fund Limited. Millennium Global Investments Limited has voting and investment authority over the shares held by Millennium Global Natural Resources Fund Limited and the shares held by Millennium Global High Yield Fund Limited. Millennium Global Natural Resources Fund Limited holds warrants to purchase 4,000,000 shares of common stock and Millennium Global High Yield Fund Limited holds warrants to purchase 1,333,333 shares of common stock. Millennium Global Investments Limited has voting and investment authority over the warrants held by Millennium Global Natural Resources Fund Limited and the warrants held by Millennium Global High Yield Fund Limited. The warrants are exercisable at $1.50 per share for 60 months following the approval of the increase in the Company’s authorized shares of common stock by the stockholders. The holder of these warrants does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock; consequently, the number of shares beneficially owned includes warrants to purchase 4,623,565 shares of common stock.

(14)
Includes (i) 2,413,810 shares issuable upon conversion of notes convertible immediately upon stockholder approval of the increased in authorized shares of our common stock and (ii) warrants to purchase 5,000,000 shares of common stock at $1.50 per share for 60 months following the approval of the increase in the Company’s authorized shares of common stock by the stockholders and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock.

(15)
Includes warrants to purchase 5,333,333 shares of common stock at $1.50 per share for 60 months following the approval of the increase in the Company’s authorized shares of common stock by the stockholders and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock.

(16)
Includes 1,326,400 shares of our common stock held by Hound Partners LP and 1,340,266 shares of our common stock held by Hound Partners Offshore Fund LP. Hound Performance, LLC has voting and investment authority over the shares held by Hound Partners LP and the shares held by Hound Partners Offshore Fund LP. Hound Partners LP holds warrants to purchase 1,326,400 shares of common stock. Hound Partners Offshore Fund LP holds warrants to purchase to purchase 1,326,400 shares of common stock. Hound Performance, LLC has voting and investment authority over the warrants held by Hound Partners LP and the warrants held by Hound Partners Offshore Fund LP. The warrants are exercisable at $1.50 per share for 60 months following the approval of the increase in the Company’s authorized shares of common stock by the stockholders and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock.

(17)
Includes warrants to purchase 2,666,666 shares of common stock at $1.50 per share for 60 months following the approval of the increase in the Company’s authorized shares of common stock by the stockholders and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock.

(18)
Based solely on a January 31, 2007 stockholders’ list, no holder other than Old Westbury Real Return Fund, JANA Piranha Master Fund, Ltd., Millennium Global Investments Limited, RAB Special Situations (Master) Fund Ltd., Morgan Stanley & Co. for a/c Persistency Capital, Hound Performance, LLC, and SPGP is shown as beneficially owning of record more than 5% of the Company’s securities, other than the nominee CEDE & Co.

To the Company’s knowledge, there are no other beneficial holders of more than five percent (5%) of the Company’s common stock other than those persons listed in the foregoing table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 16, 2007, in connection with Mark Worthey’s election to our Board of Directors, Mr. Worthey was granted an option to purchase 10,000 shares of our common stock pursuant to our 2006 Stock Incentive Plan. The exercise price is $1.63 per share, the fair market value of our common stock on the date of grant. The options vest 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant, and have a five-year term.

We have entered into an employment agreements with and issued stock options to our executive officers as more fully described in “Executive Compensation” below.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation for the fiscal year ended March 31, 2006 earned by our Chief Executive Officer and one other officer who served as our Chief Executive Officer during fiscal year 2006:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock awards	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation
John Works, CEO	2006	0	0	0	0	0	0	0
Andrei Stytsenko, Former CEO	2006	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Options/SARs Grants During Last Fiscal Year.

There were no options granted to our executive officers during the fiscal year ended March 31, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value.

			Number of
	Shares		Securities	Value of
	Acquired		Underlying	Unexercised
	On	Value	Unexercised	In-the-money
Name	Exercise	Realized	Options	Options
John Works	0	0	0	$0
Andrei Stytsenko	0	0	0	0

Employee Pension, Profit Sharing, or Other Retirement Plans.

None.

Compensation of Directors.

We have not paid our directors any compensation for serving on our Board of Directors. We expect to change this policy in 2007 by compensating directors who are also not officers.

Employment Agreements

We entered into an employment agreement with John Works, dated June 1, 2006, pursuant to which he agreed to become our President, Chief Executive Officer, and a member of our Board of Directors. The term of the agreement is two years beginning May 15, 2006. Pursuant to the agreement, we are obligated to pay him $12,500 per month, reimburse him for out-of-pocket expenses incurred by him up to $10,000 per month, an automobile allowance of $400 per month and a parking allowance of $150 per month. Further, we will pay Mr. Works a minimum of $950 to maintain an office in Denver Colorado. In conjunction with his employment, we granted Mr. Works an option to purchase 4,000,000 shares of our common stock at a price of $0.00001 per share. These options vest over time through May 31, 2009. In the event the agreement is terminated, Mr. Works will be entitled to purchase all shares that have vested. All unvested shares will be forfeited. The foregoing summary of Mr. Work’s employment agreement and option grants is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 to our Annual Report on Form 10-K filed with the SEC on June 30, 2006.

On October 6, 2006, we promoted Andrew Casazza to Chief Operating Officer effective October 3, 2006. In connection with this promotion, on October 23, 2006, the Company entered into a three-year employment agreement ending on October 31, 2009 with Mr. Casazza for his employment as our Chief Operating Officer. Pursuant to the employment agreement, Mr. Casazza is entitled to receive a base salary of $100,000, is eligible to receive a discretionary bonus for each calendar year during the term and is entitled to the coverage or benefits under any and all employee benefit plans maintained by the Company. In addition, if Mr. Casazza is terminated by the Company without cause (as defined in the employment agreement) or if Mr. Casazza resigns for good reason (as defined in the employment agreement), Mr. Casazza is entitled to receive (i) his base salary accrued through the date of termination, (ii) any and all accrued vacation bay and accrued benefits through the date of termination and (iii) his base salary at the rate in effect on the date of notice of termination for a period of six months thereafter. The foregoing summary of Mr. Casazza’s employment agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 14, 2006. On October 2, 2006, we granted an option to Mr. Casazza to purchase 750,000 shares of our common stock at an exercise price of $1.75 per share.

On October 2, 2006, we entered into an employment agreement with Mr. John Dobitz, to become our Senior Vice President, Engineering. Pursuant to the employment agreement, Mr. Dobitz will receive a base salary of $185,000, a year end bonus of $50,000, and was granted an option to purchase up to 1,500,000 shares of our common stock at an exercise price of $2.10 per share. The option will vest annually over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of Mr. Dobitz’s employment with the Company. In addition, Mr. Dobitz is entitled to the coverage or benefits under any and all employee benefit plans maintained by the Company. The foregoing summary of Mr. Dobitz’ employment agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 6, 2006.

We entered into an employment agreement, dated January 12, 2007, with Daniel Foley, to become the our Chief Financial Officer. Pursuant to the employment agreement, we are obligated to pay Mr. Foley a base salary of $180,000 and a year end bonus to be determined by our Board of Directors, in its absolute discretion. We also granted to Mr. Foley an option to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.19 per share. The option will vest annually over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of Mr. Foley’s employment with us. In addition, Mr. Foley is entitled to the coverage or benefits under any and all employee benefit plans maintained by us. The foregoing summary of Mr. Foley’s employment agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 16, 2007.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are common stock previously issued and shares of common stock issuable upon exercise of the warrants. For additional information regarding the issuance of the Warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Common Shares and Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock previously and warrants, as of March 1, 2007, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by each selling stockholder.

In accordance with the terms of a registration rights agreement in December 2006 among the Company and the selling stockholders, the registration statement, of which this prospectus is a part, generally covers the resale by those shareholders of at least 130% of the sum of (i) the shares of common stock previously issued and (ii) the number of shares of Common Stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Adelhag, Marie	9,332	9,332	0	0
Advaney, Adu	133,332	133,332	0	0
Affairs Financiers SA	1,333,332	1,333,332	0	0
Aitken, John & Pamela	266,668	266,668	0	0
Alder, R. A.	50,000	50,000	0	0
Bank Sal. Oppenheim	500,000	500,000	0	0
Barker, Mark C.	533,334	533,334	0	0
Battle, Peter	20,000	20,000	0	0
Belfer Corp.	1,333,332	1,333,332	0	0
Best, Dick	16,668	16,668	0	0
Bird, Graham	200,000	200,000	0	0
Bosch, Thomas M.	13,332	13,332	0	0
Brady, Steve	32,000	32,000	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Bratton, Neil & Cynthia	26,000	26,000	0	0
Bundock, Ian	33,332	33,332	0	0
Bundock, Jamie	133,332	133,332	0	0
Burgess, Patrick	133,332	133,332	0	0
Butler, Leon	13,332	13,332	0	0
Buxton, Pierce	133,330	133,330	0	0
Callow, D. J.	13,332	13,332	0	0
Cameron, Calum	26,666	26,666	0	0
Canwell, Stuart	200,000	200,000	0	0
Capelin Financial Management, LTD	13,332	13,332	0	0
Capelin, Derek	13,332	13,332	0	0
Carlin, Michael	106,666	106,666	0	0
Carter, Jason R.	13,332	13,332	0	0
Cass, Marc	199,998	199,998	0	0
Chamier, Michael	26,666	26,666	0	0
Charles Schwab & Co Inc Cust SEP-IRA	32,000	32,000	0	0
Clark, Roger	20,000	20,000	0	0
Clarke, Martin	13,332	13,332	0	0
Clews, Dave	53,334	53,334	0	0
Clews, David	80,000	80,000	0	0
Cohen, Steve	133,332	133,332	0	0
Cox, A. N.	53,332	53,332	0	0
Cox, Adrian	40,000	40,000	0	0
Credit Suisse Client Nominees (UK) Limited	10,000,000	10,000,000	0	0
Critcher, Andy	53,332	53,332	0	0
Cutler, Frank	2,185,366	2,185,366	0	0
Cutler, Frank W.	30,668	30,668	0	0
Davis, Phil	26,666	26,666	0	0
De Haan, Ron	13,332	13,332	0	0
Deccio, James P	13,336	13,336	0	0
Evans, Martin	166,666	166,666	0	0
Evans, Matthew	13,332	13,332	0	0
ExecuZen LTD	40,000	40,000	0	0
Farrant, William James	66,666	66,666	0	0
Farrow, Terry	66,666	66,666	0	0
Fletcher, Ian	40,000	40,000	0	0
Flure Finance	80,000	80,000	0	0
Forrest Nominees Limited	83,332	83,332	0	0
Frank Cutler Educational Trust	113,334	113,334	0	0
Gamble, Colin	40,000	40,000	0	0
Garvey, John	66,666	66,666	0	0
Gelinas, Lisa	6,666	6,666	0	0
Gelinas, Paul	20,000	20,000	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Gelinas, Tom	14,000	14,000	0	0
George, Tom	26,666	26,666	0	0
Gibson, Joan	133,306	133,306	0	0
Giltspur Nominees Ltd. A/C BUNS	200,000	200,000	0	0
Gomarsall, A.	26,666	26,666	0	0
Gomarsall, Jack	26,666	26,666	0	0
Gould, Andy	13,332	13,332	0	0
Graveney, Tim	33,332	33,332	0	0
Green, Andrea	13,332	13,332	0	0
Grieves, Christopher	25,886	25,886	0	0
Griffin, Sean	60,000	60,000	0	0
Gunderson, Magnus	133,332	133,332	0	0
GundyCo. ITF MMCap International Inc. SPC	400,000	400,000	0	0
Haddad, Tarek	13,332	13,332	0	0
Hall, Michael	66,666	66,666	0	0
Harris, Nick	26,666	26,666	0	0
Haworth, Geoff	133,334	133,334	0	0
Hayes, Martin	13,332	13,332	0	0
Herbert, Adrian	133,332	133,332	0	0
Holland, Phil	120,000	120,000	0	0
Hollowday, P. F. O.	266,666	266,666	0	0
Hollowday, Paul	266,666	266,666	0	0
Hooson, Peter	53,332	53,332	0	0
Hound Partners LP (1)	2,652,800	2,652,800	0	0
Hound Partners Offshore Fund LP (1)	2,680,532	2,680,532	0	0
Howland-Jackson, John	133,332	133,332	0	0
HSBC Private Bank (Suisse) SA, Geneva	26,666	26,666	0	0
Hughes, R. G.	66,666	66,666	0	0
Hughes, Robert	66,666	66,666	0	0
Hulst, Herman A.	13,334	13,334	0	0
Hyett, Ross	66,666	66,666	0	0
IDEM Holdings Limited	14,974	14,974	0	0
Investor Company ITF Scott Paterson A/C 8M8903F	200,000	200,000	0	0
JANA Piranha Master Fund, Ltd.	10,666,666	10,666,666	0	0
Jesset, Ian	26,666	26,666	0	0
Johannesson, Ingi	20,000	20,000	0	0
Keasey, Professor Kevin	66,666	66,666	0	0
King Consultants Limited Pension Scheme 20 December 2005	133,334	133,334	0	0
Knott, Martin	26,666	26,666	0	0
Lanyon, Malcolm	66,666	66,666	0	0
Latigo Fund L.P.(2)	328,560	328,560	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Lawson-Brown, Jamie	10,000	10,000	0	0
Lewis, James	50,000	50,000	0	0
Louvre Trustees Limited as Trustees of Fitzwilliam EBT Sub Trust 27	200,000	200,000	0	0
Louvre Trustees Limited as Trustees of Fitzwilliam EBT Sub Trust 28	200,000	200,000	0	0
LP Rancher Ltd.(2)	2,338,106	2,338,106	0	0
Lundie, Jennifer Prudence	80,000	80,000	0	0
Macdonald, Phillip Patrick	64,000	64,000	0	0
Macintosh, Angus	26,666	26,666	0	0
Maclure, Julie	13,332	13,332	0	0
Maclure, Miles	13,332	13,332	0	0
Maersk, Torben	699,986	699,986	0	0
Mc Leod, Kevin	99,966	99,966	0	0
Mc Veigh, Mark	66,666	66,666	0	0
Mercurius International Fund, LTD	3,813,336	3,813,336	0	0
Millennium Global High Yield Fund Limited (3)	8,000,000	8,000,000	0	0
Millennium Global Natural Resources Fund Limited (3)	2,666,666	2,666,666	0	0
Miller, Matthew	60,000	60,000	0	0
Minkey, Anna	33,332	33,332	0	0
Morgan Stanley & Co. for a/c Persistency Capital	6,666,666	6,666,666	0	0
Mueller, Rudolf	200,000	200,000	0	0
Mulhall, Tony	73,332	73,332	0	0
Mullen, Peter	200,000	200,000	0	0
Najm, George	133,334	133,334	0	0
Narrania, Laurens	66,666	66,666	0	0
NBCN INC. ITF 1438814 Ontario Ltd.	133,400	133,400	0	0
NBCN INC. ITF Don Hovis	30,000	30,000	0	0
NBCN INC. ITF Don McFarlane	67,600	67,600	0	0
NBCN INC. ITF Lynn Day	60,000	60,000	0	0
NBCN INC. ITF Purling Holdings	70,000	70,000	0	0
Nelson, Mrs. S.	26,666	26,666	0	0
Nite Capital	266,668	266,668	0	0
Old Westbury Real Return Fund	13,333,332	13,333,332	0	0
Osiris Trustees Limited	133,332	133,332	0	0
Parker, Neil A.	50,000	50,000	0	0
Parker, Nigel	50,000	50,000	0	0
Passport Capital LLC (4)	4,000,000	4,000,000	0	0
Pearson, Heather	20,000	20,000	0	0
Pelttari, Hannu	40,000	40,000	0	0
Penfield Partners LP	3,680,000	3,680,000	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Penfield Partners Offshore, LP	920,000	920,000	0	0
Pettitt, Ray	199,998	199,998	0	0
Piper, Simon	13,332	13,332	0	0
Plaister, Malcolm	102,666	102,666	0	0
Plaister, Malcolm	66,666	66,666	0	0
Plowman, Nathan	120,000	120,000	0	0
Powell, Bobby	26,666	26,666	0	0
Private Pension - Derek Capelin	26,666	26,666	0	0
Private Pension - P. L. Hudson-Evans	13,332	13,332	0	0
Purbeck Pension Fund	266,666	266,666	0	0
Rahn, Erin	26,700	26,700	0	0
Rankin, Karen	22,666	22,666	0	0
Reed, Jonathan	40,000	40,000	0	0
Resolute Investment Holdings Limited	533,332	533,332	0	0
Rivett-Carnac, Richard	23,332	23,332	0	0
Roberts, Pat	133,332	133,332	0	0
Rowe, Charles	60,000	60,000	0	0
Sheasby, Christopher	6,668	6,668	0	0
Sheasby, Mr. C.	20,000	20,000	0	0
Spartan Arbitrage Fund LP	70,000	70,000	0	0
SPGP	5,333,332	5,333,332	0	0
Stanley, Caroline	33,332	33,332	0	0
Staunton, James	150,000	150,000	0	0
Stephenson, Roy	133,332	133,332	0	0
Stetsenko, Sergei	1,000,000	1,000,000	0	0
Streatfield, David	311,970	311,970	0	0
Syrett, Robin	33,332	33,332	0	0
Tabor, Myra	533,332	533,332	0	0
Tennant Pension	37,332	37,332	0	0
Tenor Opportunity Master Fund Ltd.	666,666	666,666	0	0
ter Maat, Christian	13,332	13,332	0	0
Teunissen, Tom	26,664	26,664	0	0
The Cutler Group	26,668	26,668	0	0
Todd, Elizabeth	32,000	32,000	0	0
Todd, Tracy	20,000	20,000	0	0
Tsu, Peter	40,000	40,000	0	0
Tracy, Phillip Oliver	66,668	66,668	0	0
Trustees of the Dentons SIPP - S T Lofthouse	466,666	466,666	0	0
Tughan, Mark	26,666	26,666	0	0
Turner, Paul	266,664	266,664	0	0
van den Broeck, Jean-Pierre	66,666	66,666	0	0
Vaughton, Alan	106,654	106,654	0	0
Voegeli, Fridolin	278,654	278,654	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
VR Global Partners L.P.	2,666,666	2,666,666	0	0
Walford, Charles	26,666	26,666	0	0
Whalley, Tim	40,000	40,000	0	0
White-Cooper, William	6,668	6,668	0	0
Wild, Sarah	40,000	40,000	0	0
Wilson, Mat	13,332	13,332	0	0
Wisden, Nigel	266,664	266,664	0	0
Withington, Brian	26,666	26,666	0	0
Wright, Peter Stuart	20,000	20,000	0	0
Wueger, Andreas	66,666	66,666	0	0
Wueger, Andreas & Chiaran Wueger	66,666	66,666	0	0
ZLP Master Opportunity Fund, LTD.	4,000,000	4,000,000	0	0
Atkinson, Nigel	400,000	400,000	0	0
Briedenhann, Rudolph J.	80,000	80,000	0	0
Canwell, Stuart	200,000	200,000	0	0
Capelin, Derek	240,000	240,000	0	0
Clews, David	189,000	189,000	0	0
Cohen, Steve	260,000	260,000	0	0
Cox, Adrian	240,000	240,000	0	0
Evans, Martin	200,000	200,000	0	0
Franks, Deborah Ann	74,000	74,000	0	0
Gould, Andrew	60,000	60,000	0	0
Herbert, John	600,000	600,000	0	0
Hudson-Evans, Pauline	40,000	40,000	0	0
Lampe, J. C.	400,000	400,000	0	0
Lofthouse, Simon	500,000	500,000	0	0
Maersk, Torben	3,000,000	3,000,000	0	0
Mc Leod, Kevin	800,000	800,000	0	0
Price, Michael	40,000	40,000	0	0
Trustees of Dentons SIPP-N G Atkinson	1,200,000	1,200,000	0	0
van Houweninge, M.	800,000	800,000	0	0
Walker, Andrew William	40,000	400,000	0	0
Nielson & Associates, Inc.	250,000	250,000	0	0

(A)
It is our understanding that any selling security holder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business, and at the time of the purchase, had no agreements or understanding to distribute the securities.

(B)	Includes shares underlying warrants held by the selling security holder that are covered by this prospectus.

(C)
The number of shares of common stock to be sold assumes that the selling security holder elects to sell all the shares of common stock held by the selling security holder that are covered by this prospectus.

(1)	Hound Performance, LLC has voting and investment authority over shares held by Hound Partners LP and shares held by Hound Partners Offshore Fund LP.

(2)	Latigo Partners, L.P. has voting and investment authority over shares held by Latigo Fund, L.P. and LP Rancher Ltd.

(3)
Millennium Global Investments Limited has voting and investment authority over shares held by Millennium Global Natural Resources Fund Limited and shares held by Millennium Global High Yield Fund Limited.

(4)
John Burbank is the sole managing member of Passport Capital LLC; Passport Capital LLC is the sole managing member of Passport Holdings, LLC and Passport Management, LLC. Passport Management, LLC is the investment manager to Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A - Global Strategy (“Fund I”). As a result, each of Passport Management, LLC, Passport Holdings, LLC, Passport Capital, LLC and John Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares owned of record by Fund I.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of Common Stock by the holders of the shares of common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock and Amended and Restated Articles of Incorporation and Amended and Restated Bylaws is qualified in its entirety by reference to the provisions of applicable law and to the complete terms of our capital stock contain in our Amended and Restated Articles of Incorporation.

Common Stock

We have 275,000,000 shares of Common Stock, $.00001 par value, or Common Stock authorized by our Amended and Restated Articles of Incorporation. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of Common Stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire Board of Directors; if they do so, minority stockholders would not be able to elect any persons to the Board of Directors. Our Amended and Restated Bylaws provide that a majority of our issued and outstanding shares shall constitute a quorum for stockholders meetings except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Under our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, our shareholders have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares of Common Stock without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by existing shareholders and may dilute the book value of their shares.

There are no provisions in our Amended and Restated Bylaws or Amended and Restated Articles of Incorporation of the Company which would delay, defer or prevent a change in control of the Company.

Transfer Agent and Registrar

The transfer agent for our common stock is Corporate Stock Transfer, Inc.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “RNCH”. For the periods indicated, the following table sets forth the high and low bid prices per share of our common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2007	High Bid	Low Bid
First Quarter	$1.55	$1.35
Second Quarter	$1.84	$1.06
Third Quarter	$3.39	$2.29
Fourth Quarter (through March 1)	$3.46	$1.40

Fiscal Year 2006	High Bid	Low Bid
First Quarter	None	None
Second Quarter	None	None
Third Quarter	None	None
Fourth Quarter	$3.00	$0.30

Holders

As of March 1, 2007, there were approximately 223 record owners of our Common Stock and an undetermined number of beneficial owners whose shares are held by CEDE & Co.

Dividend

We have not paid any cash dividends on our Common Stock since inception, and we do not anticipate declaring or paying any dividends at any time in the foreseeable future. In January 2006, we conducted a 13-for-1 forward dividend, which was treated as a 14-for-1 forward stock split for accounting purposes.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP.

EXPERTS

The Rancher Energy Corp. financial statements included in this prospectus, which is part of this registration statement, have been audited by Williams & Webster, P.S., independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Statements of Revenues and Direct Operating Expenses of the South Cole Creek and South Glenrock operations for the year ended December 31, 2005 and the nine months ended September 30, 2006, have been included herein and in the registration statement in reliance upon the reports of KPMG, LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing..

In this prospectus, the "Cole Creek South Field" also is referred to as the "South Cole Creek Field".

The Historical Summaries of Revenues and Direct Operating Expenses of the Big Muddy property for the year ended December 31, 2005 and the Nine Months Ended September 30, 2006, included in this prospectus, which is part of this registration statement, have been audited by Hein & Associates LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Information included in this prospectus regarding our estimated quantities of oil reserves were prepared by us. Our reserve estimates were reviewed by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto. The review reports of Ryder Scott Company, L.P. are attached hereto as Appendices A and B, in reliance upon the authority of the firm as an expert with respect to the matters covered by their reports and the giving of their reports.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 31, 2006, our Board of Directors approved a change in our registered independent accounting firm to audit our financial statements. We appointed Hein & Associates, LLP to serve as our registered independent accounting firm effective August 1, 2006 to replace Williams & Webster P.S. The change was made to further consolidate our accounting and auditing functions in Denver, Colorado.

There were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Williams & Webster P.S. at any time during our most recent two fiscal years and through July 31, 2006 regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that if not resolved to the satisfaction of Williams & Webster P.S. would have caused it to make reference to such disagreements in its reports.

The reports of Williams & Webster P.S. on the Company’s financial statements for the years March 31, 2005 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to audit scope or accounting principles. However, the reports did contain an explanatory paragraph related to the uncertainty about our ability to continue as a going concern. There are no other “reportable events” (as such term is defined in Item 304(a)(1)(v)(A) through (D) of Regulation S-K and its related instructions) in context of our relationship with Williams & Webster P.S. during the relevant periods.

During each of the two most recent fiscal years through July 31, 2006, neither us nor anyone on our behalf consulted with Hein & Associates, LLP with respect to any accounting or auditing issues involving us. In particular, there was no discussion with us regarding the type of audit opinion that might be rendered on our financial statements, the application of accounting principles applied to a specified transaction or any matter that was the subject of a disagreement or a “reportable event” as defined in Item 304(a)(1) of Regulation S-K and its related instructions.

Williams & Webster P.S. has reviewed the disclosures contained in this registration statement on Form S-1. Williams & Webster P.S. has furnished us with a letter addressed to the Securities and Exchange Commission, a copy of which is attached as Exhibit 16.1, in accordance with Item 304(a)(3) of Regulation S-K, indicating that it agrees with the above disclosure or providing any new information, clarifying our disclosures herein, or stating any reason why Williams & Webster P.S. does not agree with any statements made by us in this report.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of Rancher Energy to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

Financial Statements - Cole Creek South and South Glenrock Acquisition
Report of Independent Auditor	F-2
Statements of Revenue and Direct Operating Expenses for the Nine Months Ended September 30, 2006 and Year Ended December 31, 2005 (Cole Creek South and South Glenrock Acquisition)	F-3
Notes to Statements of Revenues and Direct Operating Expenses	F-4

Financial Statements - Big Muddy Acquisition
Report of Independent Registered Public Accounting Firm	F-6
Historical Summaries of Revenues and Direct Operating Expenses for the Nine Months Ended September 30, 2006 and the year ended December 31, 2005 (Big Muddy Acquisition)	F-7
Notes to Historical Summaries of Revenues and Direct Operating Expenses	F-8

Audited Financial Statements
Report of Independent Accountants	F-10
Consolidated Balance Sheets as of March 31, 2006 and 2005	F-11
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended March 31, 2006, 2005 and from February 4, 2004 (Inception) to March 31, 2006	F-12
Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended March 31, 2006, 2005 and 2004	F-13
Consolidated Statements of Cash Flows for the Years Ended March 31, 2006, 2005 and from February 4, 2004 (Inception) to March 31, 2006	F-14
Notes to the Consolidated Financial Statements	F-15

Unaudited Financial Statements
Balance Sheets as of December 31, 2006 (Unaudited) and March 31, 2006	F-22
Unaudited Statements of Operations for the Nine Months and Three Months ended December 31, 2006 and 2005, and for the Period from February 4, 2004 (Inception) through December 31, 2006	F-24
Unaudited Statements of Changes in Stockholders’ Equity for the Period from February 4, 2004 (Inception) through December 31, 2006	F-25
Unaudited Statements of Cash Flows for the Nine Months ended December 31, 2006 and 2005, and for the Period from February 4, 2004 (Inception) through December 31, 2006	F-26
Notes to Financial Statements	F-28

KPMG LLP
Suite 1002
175 N 27th Street
Billings, MT 59101

Independent Auditor’s Report

The Board of Directors
Nielson & Associates, Inc.:

We have audited the statements of revenues and direct operating expenses of the South Cole Creek and South Glenrock operations (as defined in note 1) for the year ended December 31, 2005 and the nine months ended September 30, 2006 (Historical Statements). These Historical Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Statements are free of material misstatement. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-1 of Rancher Energy Corp. The presentation is not intended to be a complete presentation of the revenues and expenses of the South Cole Creek and South Glenrock operations.

In our opinion, the Historical Statements referred to above present fairly, in all material respects, the revenues and direct operating expenses described in note 1 of the South Cole Creek and South Glenrock operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Billings, Montana
January 31, 2007

SOUTH COLE CREEK AND SOUTH GLENROCK OPERATIONS

Statements of Revenues and Direct Operating Expenses

Nine Months Ended September 30, 2006 and Year Ended December 31, 2005

	September 30, 2006	December 31, 2005

Oil revenues	$3,549,889	$3,713,964

Direct operating expenses:
Lease operating expenses	2,656,690	1,647,826
Production taxes	388,573	409,077
Total direct operating expenses	3,045,263	2,056,903

Revenues in excess of direct operating expenses	$504,626	$1,657,061

See accompanying notes to statements of revenues and direct operating expenses.

SOUTH COLE CREEK AND SOUTH GLENROCK

Notes to Statements of Revenues and Direct Operating Expenses
September 30, 2006 and December 31, 2005

(1) Basis of Presentation

The accompanying Historical Statements of revenues and direct operating expenses (the “Historical Statements”) are presented using accrual basis, and represent the revenues and direct operating expenses attributable to Nielson & Associates, Inc.’s (“NAI”) interests in certain producing oil properties located in Converse County, Wyoming. The Historical Statements were prepared from the historical accounting records of NAI. The Historical Statements include only oil revenues and direct lease operating and production expenses and production taxes. The Historical Statements do not include Federal and state income taxes, interest expense, depletion, depreciation and amortization, accretion, or general and administrative expenses.

Complete financial statements, including a balance sheet, are not presented as the oil properties were not operated as a separate business unit within NAI. Accordingly, it is not practicable to identify all assets and liabilities, or the indirect operating costs applicable to these oil properties. As such, the Historical Statements of oil revenues and direct operating expenses have been presented in lieu of the financial statements prescribed by Rule 3-05 of Securities and Exchange Commission Regulation S-X.

(2) Supplemental Information Regarding Proved Oil Reserves (Unaudited)

Supplemental oil reserve information related to the South Cole Creek and South Glenrock operations is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (“FAS 69”). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.

Estimated Proved Reserves

Proved oil reserves are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangement, but not on escalations based on future condition.

Proved developed oil reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

SOUTH COLE CREEK AND SOUTH GLENROCK

Notes to Statements of Revenues and Direct Operating Expenses
September 30, 2006 and December 31, 2005

Following is a summary of the proved and proved developed oil reserves attributed to South Cole Creek and South Glenrock operations:

In barrels of oil	Proved	Proved Developed

January 1, 2005	837,846	837,846
December 31, 2005	1,588,713	1,305,095
September 30, 2006	1,548,985	1,297,501

Standardized Measure of Discounted Future Net Cash Flows

Future oil sales and production and development costs have been estimated using prices and costs in effect at the end of the periods indicated. The weighted average period-end prices used for the South Cole Creek and South Glenrock fields for September 30, 2006 and December 31, 2005 were $61.06 and $56.71 per barrel of oil, respectively. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. No deductions were made for general overhead, depletion, depreciation, and amortization, or any indirect costs. All cash flow amounts are discounted at 10%.

Changes in the demand for oil, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of current market value of the proved reserves attributable to the South Cole Creek and South Glenrock operations.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at September 30, 2006 and December 31, 2005 is shown below:

	September 30, 2006	December 31, 2005

Future cash inflows	$90,800,803	$86,488,887
Future production costs	(52,179,298)	(46,837,347)
Future development costs	(2,004,287)	(2,304,287)

Future net cash flows	36,617,218	37,347,253
10% annual discount	(20,998,011)	(20,374,254)

Standardized measure of discounted future net cash flows relating to proved reserves	$15,619,207	$16,972,999

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors
Rancher Energy Corp.
Denver, Colorado

We have audited the accompanying historical summaries of revenue and direct operating expenses of properties, acquired by Rancher Energy Corp. on January 4, 2007, for the year ended December 31, 2005 and the nine months period ended September 30, 2006. The historical summaries are the responsibility of the Company’s management. Our responsibility is to express an opinion on the historical summaries based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the historical summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summaries presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K/A of Rancher Energy Corp. as described in Note 1), and are not intended to be a complete presentation of the properties’ revenues and expenses.

In our opinion, the historical summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the properties acquired on January 4, 2007 by Rancher Energy Corp., in conformity with U.S. generally accepted accounting principles.

HEIN & ASSOCIATES LLP

Denver, Colorado
March 2, 2007

RANCHER ENERGY CORP.

Historical Summaries of Revenues and Direct Operating Expenses
of Properties Acquired in January 2007

	For the Nine Months Ended September 30, 2006	For the Year Ended December 31, 2005

OIL AND GAS SALES	$537,879	$143,314

DIRECT OPERATING EXPENSES:
LEASE OPERATING EXPENSES	204,454	152,141
PRODUCTION TAXES	55,275	24,193
TOTAL DIRECT OPERATING EXPENSES	259,729	176,334

EXCESS OF REVENUES OVER EXPENSES (EXPENSES OVER REVENUES)	$278,150	$(33,020)

See Notes to Historical Summaries

RANCHER ENERGY CORP.

Notes to Historical Summaries of Revenues and Direct Operating
Expenses of Properties Acquired in January 2007

1.	Basis of Preparation:

The historical summaries presented herein were prepared for the purpose of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K as promulgated by Regulation S-X, Rule 3-05 of the Securities Exchange Act of 1934. The accompanying historical summaries of revenues and direct operating expenses relate to the operations of the oil and gas properties acquired by Rancher Energy Corp. (“Rancher”) in January 2007. The properties were acquired at a purchase price of $25,000,000 from Wyoming Mineral Exploration, LLC.

Revenues are recorded when oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, well workover costs, ad valorem taxes and production taxes. Depreciation and amortization of oil and gas properties, general and administrative expenses and income taxes have been excluded from operating expenses in the accompanying historical summaries because the amounts would not be comparable to those resulting from proposed future operations.

A historical summary of revenues and direct operating expenses for the three months ended December 31, 2006 was not presented herein because information necessary to prepare the summary was not made available by Wyoming Mineral Exploration, LLC.

2.	Supplemental Information Regarding Proved Oil Reserves (Unaudited)

Supplemental oil reserve information related to the Big Muddy operations is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (“FAS 69”). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.

Estimated Proved Reserves

Proved oil reserves are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangement, but not on escalations based on future condition.

Proved developed oil reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Following is a summary of the proved and proved developed oil reserves attributed to Big Muddy operations:

In barrels of oil	Proved	Proved Developed

January 1, 2005	97,121	97,121
December 31, 2005	92,235	92,235
September 30, 2006	84,431	84,431

Standardized Measure of Discounted Future Net Cash Flows

Future oil sales and production and development costs have been estimated using prices and costs in effect at the end of the periods indicated. The weighted average period-end prices used for the Big Muddy field were $55.50 per barrel of oil for both September 30, 2006 and December 31, 2005. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. No deductions were made for general overhead, depletion, depreciation, and amortization, or any indirect costs. All cash flow amounts are discounted at 10%.

Changes in the demand for oil, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of current market value of the proved reserves attributable to the Big Muddy operations.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at September 30, 2006 and December 31, 2005 is shown below:

	September 30, 2006	December 31, 2005

Future cash inflows	$4,498,501	$5,036,380
Future production costs	(2,520,123)	(2,779,852)
Future development costs	-	-

Future net cash flows	1,978,378	2,256,528
10% annual discount	(497,333)	(584,433)

Standardized measure of discounted future net cash flows relating to proved reserves	$1,481,045	$1,672,095

To the Board of Directors
Rancher Energy Corp.
(fka Metalex Resources, Inc.)
Spokane, Washington

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Rancher Energy Corp. (fka Metalex Resources, Inc. and a Nevada corporation and an exploration stage company) as of March 31, 2006 and 2005, and the related statements of operations, stockholder’s deficit and cash flows for the periods then ended and for the period from February 4, 2004 (inception) through March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rancher Energy Corp. as of March 31, 2006 and 2005, and the results of its operations, stockholder’s deficit and cash flows for the periods then ended and for the period from February 4, 2004 (inception) through March 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S. Certified Public Accountants Spokane, Washington June 19, 2006

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS

	March 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$46,081	$4,060
Total Current Assets	46,081	4,060

EQUIPMENT, net	384	511

OTHER ASSETS
Software, net	261	178

TOTAL ASSETS	$46,557	$4,749

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$477	$795
Payroll taxes payable	1,593	108
Advances from officers	-	30,000
Total Current Liabilities	2,070	31,903

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized, $0.00001
par value, 28,500,0000 and 70,000,000 shares issued and outstanding	285	700
Additional paid-in capital	570,809	374,300
Accumulated deficit during exploration stage	(526,607)	(402,154)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	44,487	(27,154)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$46,557	$4,749

The accompanying notes are an integral part of these financial statements.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS

					From
					February 4, 2004
	Years Ended				(Inception) to
	March 31,				March 31,
	2006		2005		2006

REVENUE		$-		$-	$-

OPERATING EXPENSES
Legal and accounting fees		47,809		8,795	66,604
Mining exploration expense		50,000		-	51,904
Consulting fees		-		-	363,096
Depreciation		213		201	414
Other general and administrative expenses		26,431		18,158	44,589
TOTAL EXPENSES		124,453		27,154	526,607

LOSS FROM OPERATIONS		(124,453)		(27,154)	(526,607)

INCOME TAXES		-		-	-

NET LOSS		$(124,453)		$(27,154)	$(526,607)

BASIC AND DILUTED
NET LOSS PER SHARE	$	nil	$	nil

WEIGHTED AVERAGE SHARES
OUTSTANDING USED IN BASIC AND
DILUTED PER SHARE CALCULATION		32,819,623		70,000,000

The accompanying notes are an integral part of these financial statements.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)

Stock issued for repayment of expenses and consulting services	70,000,000	$700	$374,300	$-	$375,000
Net loss for the year ended, March 31, 2004	-	-	-	(375,000)	(375,000)
Balance, March 31, 2004	70,000,000	700	374,300	(375,000)	-
Net loss for the year ended March 31, 2005	-	-	-	(27,154)	(27,154)

Balance, March 31, 2005	70,000,000	700	374,300	(402,154)	(27,154)

Common stock issued for cash at $0.07 per share net of offering costs of $3,906	28,000,000	280	195,814	-	196,094

Shares returned from founding stockholder in reorganization	(69,500,000)	(695)	695	-	-

Net loss for the year ended, March 31, 2006	-	-	-	(124,453)	(124,453)

Balance, March 31, 2006	28,500,000	$285	$570,809	$(526,607)	$44,487

The accompanying notes are an integral part of these financial statements.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			From
			February 4,
			2004
	Years Ended		(Inception) to
	March 31,		March 31,
	2006	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(124,453)	$(27,154)	$(526,607)
Adjustments to reconcile net loss to net cash used by
operating activities:
Expenses paid by shareholder	-	-	11,904
Common stock issued for services	-	-	363,096
Depreciation	213	201	414
Increase (decrease) in accounts payable	(318)	795	477
Increase in payroll taxes payable	465	1,108	1,593
Net cash used by operating activities	(124,073)	(25,050)	(149,123)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(890)	(890)
Net cash used by investing activities	-	(890)	(890)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	196,094	-	196,094
Proceeds from shareholder loan	-	30,000	30,000
Payment of shareholder loan	(30,000)	-	(30,000)
Net cash used by financing activities	166,094	30,000	196,094
INCREASE IN CASH AND CASH EQUIVALENTS:
Change in cash	42,021	4,060	46,081
Beginning of period	4,060	-	-
End of period	$46,081	$4,060	$46,081
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Common stock issued for services	$-	$-	$363,096
Common stock issued for expenses paid by shareholder	$-	$-	$11,904

The accompanying notes are an integral part of these financial statements.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO AUDITED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Metalex Resources, Inc. (“Metalex”) was incorporated on February 4, 2004 under the laws of the State of Nevada for the purpose of acquiring, exploring and developing mining properties. On April 18, 2006 Metalex changed its name to Rancher Energy Corp. (hereinafter the “Company”) and announced that the Company changed its business plan and focus from mining to becoming an independent oil & gas exploration and production company that concentrates on applying secondary and tertiary recovery technology to older, historically productive fields primarily in North America. See Note 7 regarding additional events that occurred subsequent to year end.

The Company’s fiscal year end is March 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company uses the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Basic and Diluted Loss Per Share

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as there were no common stock equivalents outstanding.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Compensated Absences

Currently, the Company has two employees, but presently does not offer compensated absences. The Company may change its policy to recognize the costs of compensated absences in the future.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative and Hedging Activities”, which is effective for the Company at inception. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO AUDITED FINANCIAL STATEMENTS

 If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At March 31, 2006 and 2005, the Company had not engaged in any transactions that would be considered derivative instruments or hedging activities.

Exploration Stage Activities and Costs

The Company was in the exploration stage at March 31, 2006 and had not yet realized any revenues from its planned operations. In accordance with accounting principles generally accepted in the United States of America, the Company expensed mining exploration costs as incurred. Exploration costs expensed during the years ended March 31, 2006 was $50,000. The Company had no exploration stage expenses for the year ended March 31, 2005.

Subsequent to the date of financials, the Company changed its business plan and focus from mineral exploration to oil & gas exploration and ceased the above exploration activities.

Fair Value of Financial Instruments

The carrying amounts for cash and payables approximate their fair value.

Foreign Currency Valuation

Assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at year-end exchange rates, and revenue and expenses are translated at the average exchange rates during the period. The net effect of exchange differences arising from currency translation will be disclosed as a separate component of stockholders’ equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Going Concern

As shown in the accompanying financial statements, the Company has no revenues, has incurred a net loss of $526,607 for the period from February 4, 2004 (inception) through March 31, 2006 and has an accumulated deficit. These factors indicate that the Company may be unable to continue in existence. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. The Company’s management believes that its receipt of funds subsequent to March 31, 2006 from a private financing agreement will generate sufficient cash for the Company to continue to operate based on current expense projections. The Company anticipates it will require over $1,500,000 to close on the acquisition of oil & gas properties, conduct exploration activities and continue operations in the fiscal year 2007.

Impaired Asset Policy

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (hereinafter “SFAS No. 144”). SFAS No. 144 replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company has adopted this statement and it has had no immediate impact on the financial statements at March 31, 2006 and 2005.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO AUDITED FINANCIAL STATEMENTS

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards, FAS No. 109, “Accounting for Income Taxes” (hereafter “SFAS No. 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

The significant components of the deferred tax assets at March 31, 2006 and 2005 were as follows:

	2006	2005
Net operating loss carryforward:	$163,500	$39,700

Deferred tax asset	55,500	13,500
Deferred tax asset valuation allowance	$(55,500)	$(13,500)
Net deferred tax asset	$—	$—

At March 31, 2006, the Company has net operating loss carryforwards of approximately $163,500, which expire in the years 2024 and 2025. The Company recognized $363,096 of losses from the issuance of common stock for services in 2004, which were not deductible for tax purposes and are not included in the calculation of the deferred tax assets.

At March 31, 2006, the Company had net deferred tax assets of approximately $55,500 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at March 31, 2006. The change in valuation allowance from March 31, 2005 to March 31, 2006 was $42,000.

Oil & Gas Properties

For its oil & gas exploration and producing activities, the Company will use the full cost method of accounting. Accordingly, all costs related to the acquisition, exploration and development of both proved and unproved properties will be capitalized. The Company’s properties are expected to be located within the continental United States, which will constitute one cost center. The amortization of proved oil & gas properties will be calculated using the units-of-production method, based on proved reserves of oil & gas. The costs of unproved properties will be excluded from amortization pending a determination of the existence of proved reserves. Such unproved properties will be assessed periodically for impairment. The amount of impairment, if any, will be added to the costs being amortized.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO AUDITED FINANCIAL STATEMENTS

Capitalized costs, less related accumulated amortization, may not exceed the sum of: (1) the present value of future net revenues from estimated production of proved oil & gas reserves; (2) the cost of properties not being amortized; and (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized.

Normal dispositions of oil & gas properties will be accounted for as adjustments to capitalized costs, with no gain or loss recognized until all costs are recovered. A gain or loss is recognized on the sale of oil & gas properties only when significant reserves are involved, or when the proceeds from unproved property sales exceed the capitalized costs not subject to amortization at the date of sale.

Recently Issued Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No.140”. This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special - purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with the FASB statement No. 115; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, and an Amendment of FASB Standards No. 133 and 140”, (Hereinafter SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133, as well as eliminating a restriction on the passive derivative instruments that a qualify special purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would require to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements— An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. Management does not expect SFAS No. 154 to have a material impact on the company’s financial position, results of operations, or cash flows.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO AUDITED FINANCIAL STATEMENTS

NOTE 3 - MINING CLAIMS

In February 2004, the Company, through its former president, acquired for $1,904 ($2,500 CDN), 100% of the rights, title and interest in four mining claims in the Yalakom River Valley in British Columbia, Canada. The claims were recorded in Mr. Stytsenko’s name. Title to the claims was expected to be conveyed to a wholly owned subsidiary corporation of the Company if mineralized material was discovered. The wholly owned subsidiary corporation would not be incorporated unless mineralized material was discovered.

With the subsequent change in its business plan and focus (see Notes 1 and 7), the Company will not continue with any exploration of this property and has chosen to abandon it entirely.

NOTE 4 - COMMON STOCK

The Company is authorized to issue 100,000,000 shares of $0.00001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

On February 5, 2004, a total of 70,000,000 shares of restricted common stock were issued to the Company’s president. There was no public offering of any securities. The aforementioned shares were issued in payment of legal fees of $10,000, consulting fees of $363,096, and $1,904 for purchase of mining claims. These shares were issued pursuant to exemption from registration contained in Section 4 (2) of the Securities Act of 1933.

During the three months ended June 30, 2005 the Company issued 28,000,000 shares of common stock for cash in the amount of approximately $0.007 per share, or $200,000 before offering costs of $3,906.

During the year ended March 31, 2006, the Company approved a 13-for-1 stock dividend which is being treated as a 14-for-1 forward stock split for accounting purposes. All share amounts in the financial statements have been restated to reflect this split.

In March 2006, in anticipation of certain management changes and reorganization of the Company’s activities, the Company’s president and majority shareholder returned 69,500,000 shares of his common stock and retained 500,000 shares of common stock. The restructuring of the capital structure of the Company was in anticipation of a change to the Company’s direction and business focus. There was no established secondary market for the Company’s common stock and the cancellation only had the effect of reducing the shares issued for the president’s initial investment of $375,000 in 2004.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company occupied office space provided by its executive administrator at no charge through the end of March 2006. The value of this space is not considered materially significant for financial reporting purposes. Additionally, the Company’s former president has advanced funds to the Company to pay $11,904 of initial legal fees and mining claims. The funds advanced were repaid as part of the original stock issuance transaction. See Note 4.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO AUDITED FINANCIAL STATEMENTS

During the year ended March 31, 2005, an officer advanced money to the Company in the amount of $30,208 to pay accounting fees and to provide operating capital. During the year ended March 31, 2006, the Company repaid to the officer $32,112, which included an overpayment of $1,904 for the costs of the initial staking fees at the mining site that had already been repaid to the officer. (See Note 4.) The Company discovered this oversight and the Company officer repaid the overpayment during the year ended March 31, 2006.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Mining and Oil & Gas Industries

Through the end of fiscal 2006, the Company was engaged in the exploration and development of mineral properties. At present, there are no feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company was unaware of any pending litigation or of any specific past or prospective matters which could impact its mining claims at March 31, 2006 or 2005.

Subsequent to the date of the financials, the Company changed its focus from mineral exploration to oil & gas exploration and production. At this time the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its oil & gas properties acquired subsequent to March 31, 2006.

 NOTE 7.  SUBSEQUENT EVENTS

Change of Direction and Focus

On May 15, 2006, the Company announced that Andrei Stytsenko resigned as the Company’s principal executive officer but would remain with the Company both as a board member and as vice president of production. Mr. Stytsenko’s resignation was not as a result of any disagreement with the Company but rather as the result of the change of direction and focus of the Company from the exploration and development of gold mineral deposits and reserves in British Columbia, Canada to its new business direction as an oil & gas exploration and production company focusing primarily on the Rocky Mountain Region of the United States.

On May 15, 2006, the Company entered into an employment contract with its new president and chief executive officer. and agreed to pay the executive a minimum of $950 per month to maintain an office in Denver, Colorado. In addition, the Company granted the executive an option to acquire restricted shares of its common stock at a price of $0.00001 per share as follows: (i) 1,000,000 shares on the execution of the employment agreement, (ii) 1,000,000 shares from June 1, 2006 to May 31, 2007 at the rate of 250,000 shares per completed quarter of service, (iii) 1,000,000 shares from June 1, 2007 to May 31, 2008 at the rate of 250,000 shares per completed quarter of service, and (iv) 1,000,000 shares from June 1, 2008 to May 31, 2009 at the rate of 250,000 shares per completed quarter of service. In the event the agreement is terminated, the executive will be entitled to purchase all shares that have vested, and all unvested shares will be forfeited.

Property Acquisitions

The Burke Ranch Field

Subsequent to March 31, 2006, on June 21, 2006, the Company acquired the Burke Ranch Field, an oil prospect consisting of approximately 1,921 acres in the Powder River Basin in Natrona County, Wyoming. The prospect is located approximately twenty-five (25) miles north of Casper, Wyoming, in the central region of the state. The Company will acquire up to an 89.82% interest before payout, which reverts to a 49.90% interest after payout.

RANCHER ENERGY CORP. (FKA METALEX RESOURCES, INC.)
(AN EXPLORATION STAGE COMPANY)
NOTES TO AUDITED FINANCIAL STATEMENTS

The terms of the agreement include the Company paying $250,000 within ninety days of the agreement date, completing a 3-D seismic survey on the acreage within one year of signing, selecting an engineering firm to perform engineering studies and to prepare a development plan for the Burke Ranch Field, and the purchase of certain equipment and completion of repairs on wells currently existing on the property within 30 days of closing.

The Company also recently entered into an agreement with NITEC LLC to perform reservoir engineering studies on the Company’s Burke Ranch Field, as required by the agreement, in order to ascertain the field’s remaining recoverable oil.

The Broadview Dome Prospect

On June 21, 2006, the Company acquired the Broadview Dome Prospect, located approximately 25 miles northwest of Billings, Montana, in the Crazy Mountain Basin. This natural gas prospect involves approximately 7,600 acres. Rancher Energy holds a 100.00% working interest until payout, and 55.00% working interest after payout.

Other Subsequent Events

On June 6, 2006, the Company entered into a loan agreement (with Enerex Capital Corp. (“Enerex”) to borrow from Enerex Capital the principal amount of $150,000 (the “$150K Loan”) for the Company’s working capital purposes to be repaid in full plus two percent (2%) interest on the principal amount on or before June 30, 2006. The $150K loan agreement provides that Enerex has the option to convert all or a portion of the $150K Loan into shares of common stock of the Company, either (i) at a price per share equal to the closing price of the Company’s shares on the NASDAQ on the day preceding notice from Enerex of its intent to convert all or a portion of the loan into shares of the Company, or (ii) in the event the Company is offering shares or units to the general public, at the price such shares or units are being offered to the general public.

On June 6, 2006, at the Wyoming BLM auction, the Company successfully bid for and has the right to acquire an additional 8,183 acres contiguous and/or adjacent to its Burke Ranch Field (the “BLM Leases”). The BLM Leases will be acquired for a total cost of $143,237 or an average cost of approximately $16.00 an acre, excluding first annual rental payments of $12,275 and administration fees of $910, and the closing is expected to occur in approximately 90 days. The BLM Leases, together with the Burke Ranch Field’s original 1,921 acres, will increase the total acreage of the Company’s Burke Ranch Field more than five times (5X) to 10,104 acres.

On June 9, 2006, the Company entered into a loan agreement with Venture Capital First LLC (“Venture Capital”) to borrow from Venture Capital the principal amount of U.S. $500,000 (the “$500K Loan”) for the Company’s working capital purposes to be repaid in full plus six percent (6%) interest on the principal amount on or before December 9, 2006. The $500K loan agreement provides that Venture Capital has the option to convert all or a portion of the $500K Loan into shares of common stock of the Company, either (i) at a price per share equal to the closing price of the Company’s shares on the NASDAQ on the day preceding notice from Venture Capital of its intent to convert all or a portion of the loan into shares of the Company, or (ii) in the event the Company is offering shares or units to the general public, at the price such shares or units are being offered to the general public.

Rancher Energy Corp.
(A Development Stage Company)
Balance Sheets
(Unaudited)

	December 31, 2006	March 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$31,927,351	$46,081
Accounts receivable	292,596	-
Total current assets	32,219,947	46,081

Oil & gas properties (full cost method):
Unproved	47,616,734	-
Proved	4,716,540	-
Less: Accumulated depletion, depreciation and amortization	(33,000)	-
Net oil & gas properties	52,300,274	-

Other assets:
Other property, net of accumulated depreciation of $4,155	120,689	-
Other assets	42,826	476
Total other assets	163,515	476

Total assets	$84,683,736	$46,557

Rancher Energy Corp.
(A Development Stage Company)
Balance Sheets
(Unaudited)

	December 31, 2006	March 31, 2006
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Convertible notes payable	$8,112,862	$-
Accounts payable:
Trade	539,152	2,070
Purchase of oil & gas properties	500,000	-
Commissions on sales of common stock	1,784,032	-
Stock over-subscription payable	555,020	-
Asset retirement obligation	109,274	-
Total current liabilities	11,600,340	2,070

Long-term liabilities:
Asset retirement obligation	792,184	-

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized, 95,045,090 and 28,500,000 shares issued and outstanding at December 31, 2006 and March 31, 2006, respectively	951	285
Additional paid-in capital	75,338,930	570,809
Accumulated deficit during the development stage	(3,048,669)	(526,607)
Total stockholders’ equity	72,291,212	44,487

Total liabilities and stockholders’ equity	$84,683,736	$46,557

Rancher Energy Corp.
(A Development Stage Company)
Statements of Operations
(Unaudited)

	Nine Months Ended December 31,		Three Months Ended December 31,		February 4, 2004 (inception) through
	2006	2005	2006	2005	December 31, 2006

Revenues:
Oil & gas sales	$105,416	$-	$105,416	$-	$105,416

Operating expenses:
Production taxes	11,192	-	11,192	-	11,192
Lease operating expenses	73,725	-	73,725	-	73,725
Depreciation, depletion and amortization	37,155	160	37,155	54	37,155
Impairment	400,466	-	4,681	-	400,466
General and administrative	2,166,687	78,310	1,200,405	46,504	2,641,390
Exploration expense - mining	-	-	-	-	51,904
Total operating expenses	2,689,225	78,470	1,327,158	46,558	3,215,832

Loss from operations	(2,583,809)	(78,470)	(1,221,742)	(46,558)	(3,110,416)

Other income (expense):
Interest income	85,798	-	71,262	-	85,798
Interest expense	(33,000)	-	-	-	(33,000)
Other income	8,949	-	-	-	8,949
Total other income (expense)	61,747	-	71,262	-	61,747

Net loss	$(2,522,062)	$(78,470)	$(1,150,480)	$(46,558)	$(3,048,669)

Basic and diluted net loss per share	$(0.06)	$(0.00)	$(0.02)	$(0.00)

Basic and diluted weighted average shares outstanding	40,227,219	93,317,658	53,933,905	98,000,000

Rancher Energy Corp.
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity
(Unaudited)

	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit during Development Stage	Total Stockholders’ Equity (Deficit)

Balance, February 4, 2004 (inception)	-	$-	$-	$-	$-

Stock issued for expenses and consulting services	70,000,000	700	374,300	-	375,000

Net loss	-	-	-	(375,000)	(375,000)

Balance, March 31, 2004	70,000,000	700	374,300	(375,000)	-

Net loss	-	-	-	(27,154)	(27,154)

Balance, March 31, 2005	70,000,000	700	374,300	(402,154)	(27,154)

Common stock issued for cash, net of offering costs of $3,906	28,000,000	280	195,814	-	196,094

Shares returned by founding stockholder	(69,500,000)	(695)	695	-	-

Net loss	-	-	-	(124,453)	(124,453)

Balance, March 31, 2006	28,500,000	285	570,809	(526,607)	44,487

Common stock issued for cash, net of offering costs of $529,749	17,075,221	171	8,106,967	-	8,107,138

Common stock issued on conversion of note payable	1,006,905	10	503,443	-	503,453

Common stock issued on exercise of stock options	1,000,000	10	-	-	10

Common stock issued for cash, net of offering costs of $41,212	1,522,454	15	720,001	-	720,016

Warrants issued in exchange for acquisition of oil & gas properties	-	-	616,140	-	616,140

Common stock issued for cash, net of offering costs of $5,109,474	45,940,510	460	63,800,831	-	63,801,291

Stock-based compensation	-	-	1,020,739	-	1,020,739

Net loss	-	-	-	(2,522,062)	(2,522,062)

Balance, December 31, 2006	95,045,090	$951	$75,338,930	$(3,048,669)	$72,291,212

Rancher Energy Corp.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

			February 4,
			2004 (inception)
			through
	Nine Months Ended December 31,		December 31,
	2006	2005	2006
Cash flows from operating activities:
Net loss	$(2,522,062)	$(78,470)	$(3,048,669)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation, depletion and amortization	37,155	160	37,569
Impairment	400,466	-	400,466
Stock-based compensation expense	1,020,739	-	1,383,835
Interest expense from convertible note beneficial conversion	30,000	-	30,000
Interest expense on debt converted to equity	3,453	-	3,453
Other	-	-	11,904
Changes in operating assets and liabilities:
Accounts receivable	(94,727)	-	(94,727)
Other assets	(42,352)	-	(42,352)
Accounts payable	382,260	(457)	384,330
Net cash used for operating activities	(785,068)	(78,767)	(934,191)

Cash flows from investing activities:
Acquisition of South Cole Creek and South Glenrock B Fields	(47,115,437)	-	(47,115,437)
Pre-acquisition costs of Big Muddy Field	(3,110,507)	-	(3,110,507)
Capital expenditures for oil & gas properties	(533,245)	-	(533,245)
Increase in other assets	(124,843)	-	(125,733)
Net cash used for investing activities	(50,884,032)	-	(50,884,922)
Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	8,112,862	-	8,112,862
Proceeds from notes payable converted to common stock	500,000	-	500,000
Proceeds from shareholder loans	-	-	30,000
Payment of shareholder loans	-	(30,000)	(30,000)
Proceeds from sale of common stock and warrants	74,382,488	196,094	74,578,582
Proceeds from sale of common stock and warrants - over - subscription	555,020	-	555,020
Net cash provided by financing activities	83,550,370	166,094	83,746,464

Increase in cash and cash equivalents	31,881,270	87,327	31,927,351
Cash and cash equivalents, beginning of period	46,081	4,060	-
Cash and cash equivalents, end of period	$31,927,351	$91,387	$31,927,351

Rancher Energy Corp.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

			February 4, 2004
			(inception)
			through
	Nine Months Ended December 31,		December 31,
	2006	2005	2006
Non-cash investing and financing activities:
Payables for purchase of oil & gas properties	$500,000	$-	$500,000
Asset retirement asset and obligation	$901,458	$-	$901,458
Value of warrants issued in connection with acquisition of South Cole Creek and South Glenrock B Fields	$616,140	$-	$ `616,140
Common stock and warrants issued on conversion of notes payable	$503,453	$-	$503,453

Rancher Energy Corp.
(A Development Stage Company)
Notes to Financial Statements

Note 1—Organization and Summary of Significant Accounting Policies

Organization

Rancher Energy Corp. (“Rancher Energy” or the “Company”) was incorporated in Nevada on February 4, 2004. The Company acquires, explores for, develops and produces oil and natural gas, concentrating on applying secondary and tertiary recovery technology to older, historically productive fields in North America.

Basis of Presentation

The accompanying unaudited financial statements include, in management’s opinion, all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation. The financial statements should be read in conjunction with financial statements included in the Company’s March 31, 2006 Form 10-K. The accompanying financial statements are interim financial statements prepared in accordance with accounting principles generally accepted in the United States.

Share-Based Payment

Effective April 1, 2006, Rancher Energy adopted Statement of Financial Accounting Standard 123(R) Share-Based Payment using the modified prospective transition method. In addition, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 107 Share-Based Payment in March, 2005, which provides supplemental application guidance on Statement 123(R) based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized in the nine months ended December 31, 2006, includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (ii) compensation cost for all share-based payments granted beginning April 1, 2006, based on the grant date fair value estimated in accordance with Statement 123(R). In accordance with the modified prospective transition method, results for prior periods have not been restated.

The adoption of Statement 123(R) resulted in stock compensation expense for the nine and three months ended December 31, 2006 of $1,020,739 and $491,364, respectively. Rancher Energy did not recognize a tax benefit from the stock compensation expense because it considers it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized.

The Black-Scholes option-pricing model was used to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are, the stock price at the valuation date, the expected stock price volatility, and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based upon recent actual historical stock price movements. For the options granted to the Company’s Chief Executive Officer, the stock price at the valuation date was calculated using an estimated stock price that would result in a combined value of the share value and warrant value approximating the Unit price at that date. In calculating the warrant value, it was assumed that all warrants would have a one year option term.

Prior to the adoption of SFAS 123(R), Rancher Energy reflected tax benefits of deductions resulting from the exercise of stock options as operating activities in the statements of cash flows. SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R). As a result of Rancher Energy’s net operating losses, the excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing Rancher Energy’s net operating loss carry forwards. Accordingly, because Rancher Energy is not able to realize these excess tax benefits, such benefits have not been recognized in the statements of cash flows for the three and nine months ended December 31, 2006.

Stock Options for the Nine Months Ended December 31, 2006

The following table summarizes stock option activity for the nine months ended December 31, 2006:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (in years)	Total Intrinsic Value
Outstanding, April 1, 2006	—
Granted	6,325,000	$0.73000	3.35
Exercised	(1,000,000)	0.00001	2.75
Outstanding, December 31, 2006	5,325,000	0.86000	3.51	$13,405,000

Exercisable, December 31, 2006	687,500	0.48000	3.11	$1,996,000

Of the options granted to acquire 6,325,000 shares of common stock, 4,000,000 were issued to the Company’s Chief Executive Officer. The remaining options granted of 2,325,000 were issued to certain employees under the Rancher Energy Corp. 2006 Stock Incentive Plan (the “Plan”). The Plan has been approved by the Company’s Board of Directors, and will be submitted for approval by shareholders at the next meeting of shareholders.

On December 21, 2006, all option holders entered into an agreement whereby they are precluded from exercising any options until the Company amends its Articles of Incorporation to increase its authorized shares of common stock.

The total intrinsic value, calculated as the difference between the exercise price and the market price on the date of exercise, of all options exercised during the nine and three months ended December 31, 2006 was approximately $1,450,00 and $0, respectively. Rancher Energy received $10 from stock options exercised during the nine months ended December 31, 2006. Rancher Energy did not realize any tax deductions related to the exercise of stock options during the nine months.

Total estimated unrecognized compensation cost from unvested stock options as of December 31, 2006 was approximately $3,224,421, which Rancher Energy expects to recognize over 2.75 years.

The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Volatility	76.00%
Expected option term - Chief Executive Officer	1 year
Expected option term - All Others	5 years
Risk-free interest rate	4.34% to 5.22%
Expected dividend yield	0.00%

Stock Options for the Nine Months Ended December 31, 2005

For the nine months ended December 31, 2005, Rancher Energy did not issue any stock options and, consequently, there was no pro forma effect on the financial statements for the nine months ended December 31, 2005.

Subsequent Event

Subsequent to December 31, 2006, one employee was granted stock options with a five year term to purchase 1,000,000 shares at an exercise price of $3.19 per share. The exercise price of the option was the closing stock price on the date of the grant. The first options under this grant vest on January 15, 2008. Exercise of the options is subject to approval by the Company’s shareholders of the Plan and the increase in the number of authorized shares.

Net Loss per Share

Net loss per share is computed based on the weighted average number of common shares outstanding during each period. Convertible equity instruments, such as convertible notes payable, stock options and warrants, are not considered in the calculation of net loss per share as their inclusion would be anti-dilutive.

Note 2—Property Acquisitions

South Cole Creek Field and South Glenrock B Field Acquisitions

On December 22, 2006, the Company purchased certain oil & gas properties for $46,670,000, before adjustments for the period from the effective date to the closing date, and closing costs. The oil & gas properties consisted of (i) a 100% working interest (79.31% net revenue interest) in the South Cole Creek Field, consisting of approximately 2,080 acres in Wyoming’s Powder River Basin; and (ii) a 93.73% working interest (74.08% net revenue interest) in the South Glenrock B Field, consisting of approximately 7,070 acres in Wyoming’s Powder River Basin.

The total adjusted purchase price was allocated as follows:

Acquisition costs:
Cash consideration	$46,907,257
Direct acquisition costs	165,132
Estimated fair value of warrants to purchase common stock	616,140
Total	$47,688,529

Allocation of acquisition costs:
Oil & gas properties:
Unproved	$43,873,447
Proved	4,716,540
Asset retirement obligation	(901,458)
Total	$47,688,529

In partial consideration for an extension of the closing date, the Company issued the seller of the oil & gas properties warrants to acquire 250,000 shares of its common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Volatility	76.00%
Expected option term	5 years

Risk-free interest rate	4.51%
Expected dividend yield	0.00%

Pro Forma Results of Operations

The following table reflects the pro forma results of operations for the nine and three months ended December 31, 2006 and 2005, as though the acquisitions had occurred on April 1, 2005. The pro forma amounts include certain adjustments, including recognition of depreciation, depletion and amortization based on the allocated purchase price.

The pro forma results do not necessarily reflect the actual results that would have occurred had the acquisitions been combined during the periods presented, nor does it necessarily indicate the future results of the Company and the acquisitions.

	Nine Months Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005

Revenue	$4,500,447	$3,713,964	$1,100,169	$1,508,886
Net income (loss)	(2,120,242)	864,103	(1,213,914)	324,382
Net income (loss) per basic and diluted share	(0.03)	0.01	(0.01)	0.00

Big Muddy Field Acquisition

On January 4, 2007, Rancher Energy acquired the Big Muddy Field, consisting of approximately 8,500 acres located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were approximately $600,000. While the Big Muddy Field was discovered in 1916, future profitable operations are dependent on the application of tertiary recovery techniques requiring significant amounts of carbon dioxide (CO2).

Carbon Dioxide Product Sale and Purchase Contract

On December 15, 2006, Rancher Energy entered into a Product Sale and Purchase Contract (the “Agreement”) with Anadarko Petroleum Corporation (“Anadarko”) for the purchase of CO2 (meeting certain quality specifications identified in the agreement) from Anadarko. Rancher Energy intends to use the CO2 for its enhanced oil recovery (EOR) projects in the South Cole Creek, South Glenrock B, and Big Muddy Fields.

The primary term of the Agreement commences upon the earlier of January 1, 2008, or the date of the first CO2 delivery, and terminates upon the earlier of the day on which the Company has taken and paid for the Total Contract Quantity, as defined, or 10 years from the commencement date. The Company has the right to terminate the Agreement at any time with notice to Anadarko, subject to a termination payment as specified in the Agreement.

During the primary term, Anadarko is obligated to deliver a total quantity of 146 billion cubic feet (Bcf) of CO2. Within the primary term, Anadarko is obligated to deliver a minimum of 25 million cubic feet (MMcf) per day, and a maximum of 40 MMcf per day of EOR-quality CO2 (14.6 Bcf per year).

For CO2 deliveries, which are subject to a “take-or-pay” provision, the Company has agreed to pay $1.50 per thousand cubic feet, to be adjusted by a factor that is indexed to the price of Wyoming sweet oil. From oil that is produced by CO2 injection, the Company also agreed to convey to Anadarko an overriding royalty interest that increases over time, not to exceed 5%.

Prior to delivering CO2 to the Company, Anadarko has the right to satisfy its own needs, and may also deliver CO2 to parties other than the Company. In the event the CO2 does not meet certain quality specifications, the Company has the right to refuse delivery of such CO2.

Note 3 — Impairment

For the six months ended September 30, 2006, the net carrying value of the Company’s oil & gas properties exceeded the ceiling limitation. Consequently, the Company reflected impairment of $395,785. For the three months ended December 31, 2006, the Company reflected additional impairment of $4,681.

Note 4—Convertible Notes Payable

Venture Capital First LLC

On June 9, 2006, Rancher Energy borrowed $500,000 from Venture Capital First LLC (”Venture Capital”). Principal and interest at an annual rate of 6% were due December 9, 2006. The agreement provided that Venture Capital had the option to convert all or a portion of the loan into common stock and warrants to purchase common stock, either (i) at the closing price of Rancher Energy’s shares on the day preceding notice from Venture Capital of its intent to convert all or a portion of the loan into common stock or, (ii) in the event Rancher Energy conducted an offering of common stock, or units consisting of common stock and warrants to purchase stock, at the price of such shares or units in the offering.

On July 19, 2006, Venture Capital elected to convert its entire loan and accrued interest into 1,006,905 shares of common stock and warrants to purchase 1,006,905 shares of common stock at a price of $0.50 per unit, the price per unit in the offering discussed in Note 5 below. The warrants were exercisable over a two-year period, at a price of $0.75 per share for the first year, and $1.00 per share for the second year. On December 21, 2006, the warrant holder agreed not to exercise its right to acquire shares of common stock until the Company receives shareholder approval to increase the number of authorized shares, and the exercise price of $0.75 per share was extended by the Company through the second year.

Private Placement

Prior to December 31, 2006, the Company received $8,112,862 from investors. Between January 4, 2007 and January 24, 2007, those investors received convertible notes payable. The notes accrue interest at an annual rate of 12% beginning 120 days after issuance, which is the maturity date, if not converted or paid before that date. Upon shareholder approval of an amendment to the Articles of Incorporation to increase the authorized shares of the Company’s common stock, the notes will be automatically converted into shares of common stock. The number of shares will be an amount equal to the face amount of the notes divided by $1.50 per share, the price that shares were simultaneously sold in a private placement as discussed below.

Subsequent event

Subsequent to December 31, 2006, the Company received $2,381,651 from investors in exchange for convertible notes payable. Terms and conditions are the same as those disclosed in the “Private Placement” in the immediately preceding paragraph.

Note 5—Sale of Common Stock and Warrants

June 30 to September 30, 2006

For the period from June 30, 2006 through September 30, 2006, Rancher Energy sold 16,683,544 Units for $0.50 per Unit, totaling gross proceeds of $8,341,772, pursuant to the exemption from registration of securities under the Securities Act of 1933 as provided by Regulation S. Each Unit consisted of one share of common stock and a warrant to purchase one additional share of common stock.

For 8,850,000 Units, Rancher Energy paid no underwriting commissions. For 7,833,544 Units, Rancher Energy paid a cash commission of $195,839, equal to 5% of the proceeds from the units, and a stock-based commission of 391,677 shares of common stock, equal to 5% of the number of Units sold. The sum of the shares sold and the commission shares aggregated 17,075,221. All warrants were originally exercisable for a period of two years from the date of issuance. During the first year, the exercise price was $0.75 per share; during the second year, the exercise price was $1.00 per share. The warrants are redeemable by Rancher Energy for no consideration upon 30 days prior notice. A portion of  these warrants were modified as discussed below.

October 2006

In October 2006, Rancher Energy sold 1,449,956 Units for $0.50 per Unit, totaling gross proceeds of $724,978. The Company paid a cash commission of $36,249, equal to 5% of the gross proceeds, and a stock-based commission of 72,498 shares of common stock, equal to 5% of the number of Units sold. The sum of the shares sold and the commission shares aggregated 1,522,454. These Units were issued on the same terms and conditions as the Units described in the two immediately preceding paragraphs above. A portion of  these warrants were modified as discussed below.

Warrant Modification

On December 21, 2006, holders of 13,192,000 warrants issued in a private placement from June through October 2006 agreed not to exercise their right to acquire shares of common stock until the Company receives shareholder approval to increase the number of authorized shares, and the exercise price of $0.75 per share was extended by the Company through the second year. Terms for the remaining 4,941,500 warrants were unchanged.

December 2006

On December 21, 2006, the Company entered into a Securities Purchase Agreement with investors in a private placement pursuant to which the Company sold Units consisting of one share of common stock and a warrant to purchase one additional share of common stock for $1.50 per Unit. In December 2006, the Company issued 40,694,335 Units in exchange for gross proceeds of $61,041,502. Prior to December 31, 2006, the Company also received $7,869,263 from investors. Between January 4, 2007 and January 24, 2007, those monies were exchanged for 5,246,175 Units for $1.50 per Unit. Total proceeds from the December 2006 transactions of $68,910,765 were reduced by offering costs of $5,109,474, resulting in net proceeds of $63,801,291.

The warrants are exercisable for five years at a price of $1.50 per share, which period will begin at such time as the Company amends its Articles of  Incorporation to increase its authorized shares of common stock. The Company has agreed to promptly call a meeting of its stockholders to approve the increase. The Company will be required to make payments to the investors if approval is not obtained.

In connection with the private placement, the Company also entered into a Registration Rights Agreement with the investors in which the Company agreed to register for resale the shares of common stock issued in the private placement as well as the shares underlying the warrants and convertible notes issued in the private placement. There are penalties in the Securities Purchase Agreement and Registration Rights Agreement relating to these registration provisions and other obligations which, if triggered, could result in substantial amounts to be due to the investors.

Placement Agent Warrants

In connection with the offering of common stock and convertible notes payable, the Company agreed to pay commissions to three placement agents aggregating $2,279,032 and warrants to purchase 2,488,919 shares of the Company’s common stock. At December 31, 2006, cash of $495,000 had been paid, and the remaining obligation of $1,784,032 is reflected on the balance sheet as commissions on  sales of common stock.

Stock Over-Subscription Payable

As of December 31, 2006, Rancher Energy received funds of $555,020 that were in excess of the allowable placement; accordingly, the Company will return to the investors the funds that are reflected in the balance sheet as stock over-subscription payable.

Registration and Other Payment Arrangements

In connection with the sale of certain Units discussed above, the Company has entered into agreements that may require the transfer of consideration under registration and other payment arrangements. In accordance with FSP EITF 00-19-2, Accounting for Registration Payment Arrangements, as of the date of inception of the agreements, the Company does not believe that the transfer of consideration is probable and, consequently, the Company has not recorded a contingent liability for these arrangements. The following table provides disclosures with respect to the registration payment arrangements and other payment arrangements included in the Securities Purchase Agreement (SPA), the Registration Rights Agreement (RRA) and the Convertible Notes (Notes). The table is intended to be only a summary, does not purport to be a complete description of the registration payment arrangements or other payment arrangements in the SPA, RRA or Notes, and is qualified in its entirety by reference to the SPA and form of RRA, attached as Exhibits 10.1 and 4.2, respectively, to the Current Report on Form 8-K filed by the Company with the SEC on December 27, 2006, and the form of Note attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on January 8, 2007. Additionally, capitalized terms not otherwise defined in the table shall have the meanings set forth in the SPA, RRA and Notes, as applicable. The Closing Date was December 21, 2006.

Document	Topic	Summary
SPA	Listing of Shares
The Company is obligated to use its best efforts to cause its common stock, including all Registrable Securities to be approved for listing or quotation (the “Listing”) on any Approved Market as promptly as practicable, but in no event later than one (1) year after the Closing Date (the “Required Listing Date”). If the Company meets the applicable listing requirements of an Approved Market and the Listing has not occurred on or prior to the Required Listing Date (a “Listing Failure”), then, the Company is required pay to each holder of Registrable Securities an amount in cash equal to 0.25% of the aggregate purchase price of such investor's Registrable Securities on each of the following dates: the day of the Listing Failure and on every 30th day (pro rated for periods totaling less than 30 days) thereafter until such Listing Failure is cured; provided that in no event shall the aggregate payments for all Listing Failures exceed 24% of the purchase price paid by such holder of Registrable Securities.

SPA	Stockholder Approval of Increased Authorized Shares
If, prior to 60 days following the Closing Date (or 120 days after the Closing Date if the SEC reviews the proxy statement relating to the meeting for such Stockholder Approval), Stockholder Approval is not obtained, then on such day and on each 30th day (pro rated for periods less than 30 days) thereafter until Stockholder Approval is received, the Company is required to pay each holder an amount equal to 2.0% of the aggregate purchase price.

This amount is payable, with certain qualifications, in shares of cash, common stock or notes as the case may be.

Document	Topic	Summary
RRA	Filing of Initial Registration Statement
If, on or before the 75th day after the Closing Date, the Company has not filed the Initial Registration Statement (covering the Initial Registrable Securities), then on such day and every 30th day thereafter until such filing is made, the Company must pay to each holder of Registrable Securities relating to the Initial Registration Statement an amount equal to 1.0% of the aggregate purchase price of such investor’s Registrable Securities included in the Initial Registration Statement.

This amount is payable, with certain qualifications, in shares of common stock, cash or notes as the case may be. In the event the Company fails to make these payments in a timely manner, the payments shall bear interest at a rate of 1.5% per month until paid in full, provided that all of the payments described in this table required by the RRA (unless payable pursuant to events within the Company’s control) in the aggregate may not exceed 24% of the aggregate purchase price.

RRA	Filing Additional Registration Statement
Stockholder Approval Received; No Cutback Shares:
If, within 5 days after Stockholder Approval is received (and assuming such Stockholder Approval was not received 75 days after the Closing Date and no Cutback Shares are required to be included in an Additional Registration Statement (covering the Additional Registrable Securities)), the Company has not filed an Additional Registration Statement, then on such day and every 30th day thereafter until such filing is made, the Company must pay to each holder of Registrable Securities relating to such Additional Registration Statement an amount equal to 1.0% of the aggregate purchase price of such investor’s Registrable Securities included in such Additional Registration Statement.

Cutback Shares: If, within 6 months from the 75th day following the Closing Date (and assuming Cutback Shares are involved, regardless of Stockholder Approval), the Company has not filed an Additional Registration Statement, then on such day and every 30th day thereafter until such filing is made, the Company must pay to each holder of Registrable Securities relating to such Additional Registration Statement an amount equal to 1.0% of the aggregate purchase price of such investor’s Registrable Securities included in such Additional Registration Statement.

This amount is payable, with certain qualifications, in shares of cash, common stock or notes as the case may be. In the event the Company fails to make these payments in a timely manner, the payments shall bear interest at a rate of 1.5% per month until paid in full, provided that all of the payments described in this table required by the RRA (unless payable pursuant to events within the Company’s control) in the aggregate may not exceed 24% of the aggregate purchase price.

Document	Topic	Summary
RRA	Effectiveness of Initial Registration Statement
If (A) on or before the 5th day after the Company learns that the SEC will not review the Initial Registration Statement or that the SEC has no further comments on the Initial Registration Statement, or (B) on or before the 120th day after the Closing Date (150 days in the event of a full review), the SEC does not declare the Initial Registration Statement, then on such day and every 30th day thereafter until such declaration is made, the Company must pay to each holder of Registrable Securities relating to the Initial Registration Statement an amount equal to 1.0% of the aggregate purchase price of such investor’s Registrable Securities included in the Initial Registration Statement.

This amount is payable, with certain qualifications, in shares of cash, common stock or notes as the case may be. In the event the Company fails to make these payments in a timely manner, the payments shall bear interest at a rate of 1.5% per month until paid in full, provided that all of the payments described in this table required by the RRA (unless payable pursuant to events within the Company’s control) in the aggregate may not exceed 24% of the aggregate purchase price.

RRA	Effectiveness of Additional Registration Statement
If (A) on or before the 5th day after the Company learns that the SEC will not review an Additional Registration Statement or that the SEC has no further comments on an Additional Registration Statement, or (B) on or before the 120th day after the Closing Date (150 days in the event of a full review), the SEC does not declare the Additional Registration Statement, then on such date and every 30th day thereafter until such declaration is made, the Company must pay to each holder of Registrable Securities relating to the Additional Registration Statement an amount equal to 1.0% of the aggregate purchase price of such investor’s Registrable Securities included in the Additional Registration Statement.

This amount is payable, with certain qualifications, in shares of cash, common stock or notes as the case may be. In the event the Company fails to make these payments in a timely manner, the payments shall bear interest at a rate of 1.5% per month until paid in full, provided that all of the payments described in this table required by the RRA (unless payable pursuant to events within the Company’s control) in the aggregate may not exceed 24% of the aggregate purchase price.

RRA	Maintenance of Registration Statements
If, on any day after the date the SEC declares an applicable Registration Statement effective, sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made (e.g., failure to keep Registration Statement effective, failure to maintain listing, etc., as more fully described in §2.g.(a)), then on such day and on every 30th day thereafter until such sales are allowed, the Company must pay to each holder of Registrable Securities relating to such Registration Statement an amount equal to 1.0% of the aggregate purchase price of such investor’s Registrable Securities included in such Registration Statement.

Document	Topic	Summary

This amount is payable, with certain qualifications, in shares of cash, common stock or notes as the case may be. In the event the Company fails to make these payments in a timely manner, the payments shall bear interest at a rate of 1.5% per month until paid in full, provided that all of the payments described in this table required by the RRA (unless payable pursuant to events within the Company’s control) in the aggregate may not exceed 24% of the aggregate purchase price.

RRA	Cutback Shares
If, on or before the 6-month anniversary of the Closing Date, all of the Cutback Shares, if any, have not been registered on a registration statement which the SEC has declared effective, then on such day and on every 30th day thereafter until such declaration is made, the Company must pay to each holder of Cutback Shares relating to such registration statement an amount equal to 0.50% of the aggregate purchase price of such investor’s Cutback Shares included in such registration statement.

This amount is payable, with certain qualifications, in shares of cash, common stock or notes as the case may be. In the event the Company fails to make these payments in a timely manner, the payments shall bear interest at a rate of 1.5% per month until paid in full, provided that all of the payments described in this table required by the RRA (unless payable pursuant to events within the Company’s control) in the aggregate may not exceed 24% of the aggregate purchase price.

Note	Redemption Right upon Triggering Event
If a Trigger Event (e.g., Registration Statement not declared effective, suspension from trading, insolvency, etc., as more fully described in the Note) occurs, a holder may redeem all or any portion of the Note at a price equal to the sum of (A) the portion of the principal to be converted, redeemed or otherwise, (B) accrued and unpaid interest, if any, and (C) accrued and unpaid late charges, if any.

Note	Redemption Right upon Change of Control
Within 20 days after receiving notice from the Company of a change of control (which notice shall be provided no sooner than 15 days nor later than 10 days prior to the consummation of a change of control), the holder may redeem the Note at a redemption price as more fully described in §5(b) of the Note.

Note	Late Charge	The Company must pay a 12% per annum late charge on any amount of principal or other amounts due under the transaction documents which is not paid when due.

REPORT OF RYDER SCOTT COMPANY, L.P.,
INDEPENDENT PETROLEUM ENGINEERS

February 28, 2007

Rancher Energy Corp.
1050 17th Street, Suite 1700
Denver, Colorado 80265

Gentlemen:

At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain leasehold interests of Rancher Energy Corp. as of September 30, 2006. The subject properties are located in the state of Wyoming. The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters.

The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. Hydrocarbon prices in effect at September 30, 2006 were used in the preparation of this report as required by SEC rules; however, actual future prices may vary significantly from September 30, 2006 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

SEC PARAMETERS
Estimated Net Reserves and Income Data
Certain Leasehold and Royalty Interests of
Rancher Energy Corp.
As of September 30, 2006

	Developed Producing	Total Proved
Net Remaining Reserves
Oil/Condensate - Barrels	84,431	84,431

Income Data
Future Gross Revenue	$4,498,501	$4,498,501
Deductions	2,520,123	2,520,123
Future Net Income (FNI)	$1,978,378	$1,978,378

Discounted FNI @ 10%	$1,481,045	$1,481,045

Due to rounding anomalies, the total value for some of the data items may not be exactly the same as the sum of the components represented in the total.

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

The future gross revenue is after the deduction of production taxes. The deductions comprise the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Liquid hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form as follows.

Discounted Future Net Income
As of September 30, 2006
Discount Rate	Total
Percent	Proved

5	$1,699,232
8	$1,562,170
12	$1,407,029
15	$1,307,619

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The definitions of proved reserves are included under the tab “Petroleum Reserves Definitions” in this report.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled, and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

The various reserve status categories are defined under the tab “Petroleum Reserves Definitions” in this report.

Estimates of Reserves

In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Future Production Rates

Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Rancher Energy Corp.

The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

Hydrocarbon Prices

Rancher Energy Corp. furnished us with hydrocarbon prices in effect at September 30, 2006 and with its forecasts of future prices which take into account SEC and Financial Accounting Standards Board (FASB) rules, current market prices, contract prices, and fixed and determinable price escalations where applicable.

In accordance with FASB Statement No. 69, September 30, 2006 market prices were determined using the daily oil price or daily gas sales price (“spot price”) adjusted for oilfield or gas gathering hub and wellhead price differences (e.g. grade, transportation, gravity, sulfur and BS&W) as appropriate. Also in accordance with SEC and FASB specifications, changes in market prices subsequent to September 30, 2006 were not considered in this report.

For hydrocarbon products sold under contract, the contract price including fixed and determinable escalations, exclusive of inflation adjustments, was used until expiration of the contract. Upon contract expiration, the price was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves.

The effects of derivative instruments designated as price hedges of oil and gas quantities are generally not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report are based on the operating expense reports of Rancher Energy Corp. and Wyoming Minerals Exploration and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. No deduction was made for loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

Development costs were furnished to us by Rancher Energy Corp. and Wyoming Minerals Exploration and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. At the request of Rancher Energy Corp., their estimate of zero abandonment costs after salvage value for onshore properties was used in this report. Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Rancher Energy Corp.’s estimate.

Current costs were held constant throughout the life of the properties.

General

Table A presents a one line summary of proved reserve and income data for each of the subject properties which are ranked according to their future net income discounted at 10 percent per year. Table B presents a one line summary of gross and net reserves and income data for each of the subject properties. Table C presents a one line summary of initial basic data for each of the subject properties. Tables 1 through 6 present our estimated projection of production and income by years beginning September 30, 2006, by state, field, and lease or well.

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

The estimates of reserves presented herein were based upon a detailed study of the properties in which Rancher Energy Corp. owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Rancher Energy Corp. has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Rancher Energy Corp. were accepted without independent verification. The estimates presented in this report are based on data available through September 30, 2006.

Rancher Energy Corp. has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

This report was prepared for the exclusive use and sole benefit of Rancher Energy Corp. and may not be put to other use without our prior written consent for such use. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours, RYDER SCOTT COMPANY, L.P.

/s/ James L. Baird
James L Baird, P.E. Petroleum Engineer

Approved by:

/s/ Larry T. Nelms

Larry T. Nelms, P.E.
Managing Senior Vice President

REPORT OF RYDER SCOTT COMPANY, L.P.,
INDEPENDENT PETROLEUM ENGINEERS

February 20, 2007

Rancher Energy Corp.
1050 17th Street, Suite 1700
Denver, Colorado 80265

Gentlemen:

At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain leasehold interests of Rancher Energy Corp. as of September 30, 2006. The subject properties are located in the state of Wyoming. The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters.

The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. Hydrocarbon prices in effect at September 30, 2006 were used in the preparation of this report as required by SEC rules; however, actual future prices may vary significantly from September 30, 2006 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

SEC PARAMETERS
Estimated Net Reserves and Income Data
Certain Leasehold and Royalty Interests of
Rancher Energy Corp.
As of September 30, 2006

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Condensate - Barrels	1,297,500	39,000	212,485	1,548,985

Income Data
Future Gross Revenue	$75,982,846	$2,060,693	$12,757,265	$90,800,803
Deductions	45,326,462	1,472,339	7,384,784	54,183,585
Future Net Income (FNI)	$30,656,385	$588,353	$5,372,480	$36,617,218

Discounted FNI @ 10%	$13,773,079	$346,699	$1,499,428	$15,619,207

Due to rounding anomalies, the total value for some of the data items may not be exactly the same as the sum of the components represented in the total.

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

The future gross revenue is after the deduction of production taxes. The deductions comprise the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Liquid hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form as follows.

Discounted Future Net Income
As of September 30, 2006
Discount Rate	Total
Percent	Proved

5	$22,609,264
8	$17,911,046
12	$13,788,702
15	$11,658,827

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The definitions of proved reserves are included under the tab “Petroleum Reserves Definitions” in this report.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled, and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

The various reserve status categories are defined under the tab “Petroleum Reserves Definitions” in this report.

Estimates of Reserves

In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Future Production Rates

Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Rancher Energy Corp.

The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

Hydrocarbon Prices

Rancher Energy Corp. furnished us with hydrocarbon prices in effect at September 30, 2006 and with its forecasts of future prices which take into account SEC and Financial Accounting Standards Board (FASB) rules, current market prices, contract prices, and fixed and determinable price escalations where applicable.

In accordance with FASB Statement No. 69, September 30, 2006 market prices were determined using the daily oil price or daily gas sales price (“spot price”) adjusted for oilfield or gas gathering hub and wellhead price differences (e.g. grade, transportation, gravity, sulfur and BS&W) as appropriate. Also in accordance with SEC and FASB specifications, changes in market prices subsequent to September 30, 2006 were not considered in this report.

For hydrocarbon products sold under contract, the contract price including fixed and determinable escalations, exclusive of inflation adjustments, was used until expiration of the contract. Upon contract expiration, the price was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves.

The effects of derivative instruments designated as price hedges of oil and gas quantities are generally not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report are based on the operating expense reports of Rancher Energy Corp. and Nielson & Associates and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. No deduction was made for loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

Development costs were furnished to us by Rancher Energy Corp. and Nielson & Associates and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. At the request of Rancher Energy Corp., their estimate of zero abandonment costs after salvage value for onshore properties was used in this report. Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Rancher Energy Corp.’s estimate.

Current costs were held constant throughout the life of the properties.

General

Table A presents a one line summary of proved reserve and income data for each of the subject properties which are ranked according to their future net income discounted at 10 percent per year. Table B presents a one line summary of gross and net reserves and income data for each of the subject properties. Table C presents a one line summary of initial basic data for each of the subject properties. Tables 1 through 24 present our estimated projection of production and income by years beginning September 30, 2006, by state, field, and lease or well.

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

The estimates of reserves presented herein were based upon a detailed study of the properties in which Rancher Energy Corp. owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Rancher Energy Corp. has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Rancher Energy Corp. were accepted without independent verification. The estimates presented in this report are based on data available through September 30, 2006.

Rancher Energy Corp. has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

This report was prepared for the exclusive use and sole benefit of Rancher Energy Corp. and may not be put to other use without our prior written consent for such use. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours, RYDER SCOTT COMPANY, L.P.

/s/ James L. Baird
James L Baird, P.E. Petroleum Engineer

Reviewed by:

/s/ Larry T. Nelms

Larry T. Nelms, P.E.
Managing Senior Vice President

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

Type of Expense	Amount*
Registration Fees	$	_______
Transfer Agent Fees	$	_______
Costs of Printing and Engraving	$	_______
Legal Fees	$	_______
Accounting Fees	$
Total

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Since our inception in February 4, 2004, we issued and sold the securities described below to certain individual and institutional investors, including certain of our directors, officers and key employees, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, Rule 506 of Regulation D and Regulation S. Each purchaser represented that he, she or it was purchasing the shares for investment and each such person had sufficient knowledge and experience to evaluate the merits and risks of such investment. Unless otherwise indicated below, the references to shares of common stock reflect the forward stock split of our common stock that occurred January 2006.

On February 4, 2004, we issued 5,000,000 pre-split shares (or 70,000,000 post-split shares) of our common stock to Andrei Stytsenko, our former President and current member of our Board of Directors, for $375,000 in cash advances and services provided by Mr. Stytsenko. Andrei Stytsenko, an accredited investor, was in possession of all material information relating to the company. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

On March 8, 2006, in anticipation of certain management changes and reorganization of our business focus and activities, Andrei Stytsenko donated 69,500,000 shares of his common stock to us for no consideration. He retained 500,000 shares of our common stock. The foregoing donation by Mr. Stytsenko was conducted as part of the restructuring of our capital structure and was in anticipation of a change in our business direction and focus.

On May 15, 2006, in conjunction with his employment, as more fully described in “Executive Compensation” above, we granted John Works, our President, Chief Executive Officer and a member of our Board of Directors, an option to purchase 4,000,000 shares of our common stock at a price of $0.00001 per share. These options vest over time through May 31, 2009. In the event Mr. Works’ employment agreement is terminated, Mr. Works will be entitled to purchase all shares that have vested. All unvested shares will be forfeited. On May 15, 2005, Mr. Works exercised a portion of his option to purchase 1,000,000 shares of common stock at an exercise price of $0.00001 per share, for an aggregate purchase price of $10.00. Mr. Works, as a named executive and a director of the Company, is an accredited investor. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On June 6, 2006, we entered into a loan agreement with an institutional lender to borrow a principal amount of $150,000. The loan agreement provided that the lender had the option to convert all or a portion of the loan amount into shares of our common stock either (i) at a price per share equal to the closing price of the Company’s shares on NASDAQ on the day preceding notice from the lender of its intent to convert all or a portion of the loan into shares of our common stock, or (ii) in the event we offer shares or units to the general public, at the price such shares or units are being offered to the general public. On June 29, 2006 we paid the loan in full. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On June 9, 2006, we entered into a loan agreement with an institutional lender to borrow a principal amount of $500,000. The loan agreement provided that the lender had the option to convert all or a portion of the loan amount into units, each unit consisting of one share of our common stock and a warrant to purchase share one share of our common stock, either (i) at a price per share equal to the closing price of our shares on NASDAQ on the day preceding notice from the lender of its intent to convert all or a portion of the loan into shares of our common stock, or (ii) in the event we offer shares or units to the general public, at the price such shares or units are being offered to the general public. The lender subsequently elected to convert the entire loan amount and accrued interest into common stock at a price of $0.50 per unit. Accordingly, on July 19, 2006, we issued 1,006,905 shares of our common stock to the lender. In addition, as part of the conversion, we issued the lender warrants to purchase up to 1,006,905 shares of our common stock for a period of two years at an exercise price of $0.75 per share for the first year and $1.00 per share for the second year. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act.

From June 2006 through October 2006, we sold 18,133,500 units (the “Units”) for $0.50 per Unit, totaling gross proceeds of $9,066,750. Each Unit sold in this offering consisted of one share of our common stock and a warrant to purchase one additional share of our common stock. For 8,850,000 Units, we paid no underwriting commissions. For 9,283,500 Units, we paid a cash commission of $232,088, equal to 5% of the proceeds from the Units, and a stock-based commission of 464,175 shares of common stock, equal to 5% of the number of Units sold. The sum of the unregistered shares sold and the commission shares aggregated 18,597,675. All of the foregoing Units were sold outside the United States in offshore transactions to non-U.S. persons pursuant to the exemption from registration provided by Regulation S adopted under the Securities Act. Each of these investors was a sophisticated investor who provided customary investment representations and warranties as to suitability and against resales and distributions of the Units. The certificates issued bear a standard restrictive legend generally used in Regulation S transactions.

On October 2, 2006, pursuant to our 2006 Stock Incentive Plan (the “Plan”), we granted options to purchase up to a total of 825,000 shares of common stock to one officer and one employee at an exercise price of $1.75, which was determined to be Fair Market Value based upon our closing market price on October 2, 2006. On October 16, 2006, under the Plan, we granted options to purchase up to a total of 1,500,000 shares of common stock to an officer at an exercise price of $2.10, which was determined to be Fair Market Value based upon our closing market price on October 16, 2006. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act.

On December 21, 2006, we entered into a Securities Purchase Agreement, as amended, with institutional and individual accredited investors identified therein to effect a $79,500,000 private placement of shares of our common stock and other securities in multiple closings. As part of this private placement, we raised an aggregate of $79,405,351 and issued (i) 45,940,510 shares of common stock, (ii) promissory notes (the “Notes”) that were convertible into 6,996,342 shares of common stock and (iii) warrants (the “Warrants”) to purchase 52,936,832 shares of common stock. In conjunction with the private placement, we also used the services of placement agents and have agreed to issue warrants to purchase 3,344,712 shares of common stock to these agents or their designees. The Warrants issued in the private placement are immediately exercisable during the five year period beginning on the date we amend and restate our Articles of Incorporation to increase our authorized shares of common stock. The Notes issued in the private placement automatically convert into shares of common stock on the date we amend and restate our Articles of Incorporation to increase our authorized shares of common stock. The securities issued in the private placement bear a standard restrictive legend generally used in accredited investor transactions. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In partial consideration for the extension of the closing date of our acquisition of the Cole Creek South Field and the South Glenrock B Field, we issued in December 2006 to the seller of the oil & gas properties a warrant to purchase up to 250,000 shares of our common stock at an exercise price of $1.50 per share. The seller may exercise the warrant at any time beginning June 22, 2007 and ending December 22, 2011. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On January 12, 2007, in conjunction with his entry into an employment agreement and pursuant to our Plan, we granted to an officer an option to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.19 per share. The option will vest annually over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of the officer’s employment with us. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On February 16, 2007, in connection with Mark Worthey’s election to our Board of Directors, Mr. Worthey was granted an option to purchase 10,000 shares of our common stock pursuant to our Plan. The exercise price is $1.63 per share, the fair market value of our common stock on the date of grant. The options vest 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant, and have a five-year term. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits.

Exhibit	Description
3.1	Articles of Incorporation (1)

3.2	Certificate of Amendment to Articles of Incorporation (17)

3.3	Proposed Amended and Restated Articles of Incorporation (18)

3.4	Amended and Restated Bylaws (2)

4.1	Form of Stock Certificate for Fully Paid, Non-Assessable Common Stock of the Company (1)

4.2	Form of Unit Purchase Agreement (2)

4.3	Form of Warrant Certificate (2)

4.4	Form of Registration Rights Agreement, dated December 21, 2006 (3)

4.5	Form of Warrant to Purchase Common Stock (3)

5	Opinion of Patton Boggs LLP concerning the legality of the securities being registered (to be filed by amendment)

10.1	Burke Ranch Unit Purchase and Participation Agreement between Hot Springs Resources Ltd. and PIN Petroleum Partners Ltd., dated February 6, 2006 (4)

10.2	Employment Agreement between John Works and Rancher Energy Corp., dated June 1, 2006 (5)

10.3	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 6, 2006 (5)

10.4	Loan Agreement between Enerex Capital, Corp. and Rancher Energy Corp., dated June 6, 2006 (5)

10.5	Letter Agreement between NITEC LLC and Rancher Energy Corp., dated June 7, 2006 (5)

10.6	Loan Agreement between Venture Capital First LLC and Rancher Energy Corp., dated June 9, 2006 (6)

10.7	Exploration and Development Agreement between Big Snowy Resources, LP and Rancher Energy Corp., dated June 15, 2006 (5)

10.8	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 21, 2006 (5)

10.9	Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp., dated August 10, 2006 (4)

10.10	South Glenrock and South Cole Creek Purchase and Sale Agreement by and between Nielson & Associates, Inc. and Rancher Energy Corp., dated October 1, 2006 (7)

10.11	Rancher Energy Corp. 2006 Stock Incentive Plan (7)

10.12	Rancher Energy Corp. 2006 Stock Incentive Plan Form of Option Agreement (7)

10.13	Employment Agreement by and between John Dobitz and Rancher Energy Corp., dated October 2, 2006 (7)

10.14	Denver Place Office Lease between Rancher Energy Corp. and Denver Place Associates Limited Partnership, dated October 30, 2006 (8)

10.15	Employment Agreement between Andrew Casazza and Rancher Energy Corp., dated October 23, 2006 (9)

10.16	Finder’s Fee Agreement between Falcon Capital and Rancher Energy Corp. (10)

10.17	Amendment to Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp. (11)

10.18	Letter Agreement between Certain Unit Holders and Rancher Energy Corp., dated December 8, 2006 (2)

10.19	Letter Agreement between Certain Option Holders and Rancher Energy Corp., dated December 13, 2006 (2)

Exhibit	Description
10.20	Product Sale and Purchase Contract by and between Rancher Energy Corp. and Anadarko Petroleum Corporation, dated December 15, 2006(12)

10.21	Amendment to Purchase and Sale Agreement between Nielson & Associates, Inc. and Rancher Energy Corp.(13)

10.22	Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated December 21, 2006(3)

10.23	Lock-Up Agreement between Rancher Energy Corp. and Stockholders identified therein, dated December 21, 2006(3)

10.24	Voting Agreement between Rancher Energy Corp. and Stockholders identified therein, dated as of December 13, 2006(3)

10.25	Form of Convertible Note(14)

10.26	Employment Agreement between Daniel Foley and Rancher Energy Corp., dated January 12, 2007(15)

10.27	First Amendment to Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated as of January 18, 2007(16)

16.1	Letter from Williams & Webster, P.S. regarding change in certifying accountant(18)

23.1	Consent of Williams & Webster, P.S.(18)

23.2	Consent of Hein & Associates(18)

23.3	Consent of KPMG LLP(18)

23.4	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers(18)

23.5	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers(18)

23.6	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5) (to be filed by amendment)

24.1	Powers of Attorney (included on signature page to this registration statement)(18)

.
(1)	Incorporated by reference from the Company's Form SB-2 Registration Statement filed on June 9, 2004 (File No. 333-116307).

(2)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 18, 2006 (File No. 000-51425).

(3)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(4)	Incorporated by reference from the Company's Quarterly Report on Form 10-Q/A filed on August 28, 2006 (File No. 000-51425).

(5)	Incorporated by reference from the Company's Annual Report on Form 10-K filed on June 30, 2006 (File No. 000-51425).

(6)	Incorporated by reference from the Company's Current Report on Form 8-K filed on June 21, 2006 (File No. 000-51425).

(7)	Incorporated by reference from the Company's Current Report on Form 8-K filed on October 6, 2006 (File No. 000-51425).

(8)	Incorporated by reference from the Company's Current Report on Form 8-K filed on November 9, 2006 (File No. 000-51425).

(9)	Incorporated by reference from the Company's Current Report on Form 8-K filed on November 14,2006 (File No. 000-51425).

(10)	Incorporated by reference from the Company's Current Report on Form 8-K/A filed on November 14, 2006 (File No. 000-51425).

(11)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 4, 2006 (File No. 000-51425).

(12)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 22, 2006 (File No. 000-51425).

(13)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(14)	Incorporated by reference from the Company's Current Report on Form 8-K filed on January 8, 2007 (File No. 000-51425).

(15)	Incorporated by reference from the Company's Current Report on Form 8-K filed on January 16, 2007 (File No. 000-51425).

(16)	Incorporated by reference from the Company's Current Report on Form 8-K filed on January 25, 2007 (File No. 000-51425).

(17)	Incorporated by reference from the Company's Report on Form 10-Q filed on February 14, 2007 (File No. 000-51425).

(18)	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the “Plan of Distribution” not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 5th day of March, 2007.

RANCHER ENERGY CORP., a Nevada corporation

By:	/s/ John Works
John Works, President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints John Works and Daniel P. Foley, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including both pre- and post-effective amendments in connection with the registration statement), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Works John Works	President, Chief Executive Officer, Principal Executive Officer, Principal Accounting Officer, Director, Secretary, and Treasurer	March 5, 2007
/s/ Andrei Stytsenko Andrei Stytsenko	Director	March 5, 2007
/s/ Daniel P. Foley Daniel P. Foley	Chief Financial Officer and Principal Financial Officer	March 5, 2007
/s/ Mark Worthey Mark Worthey	Director	March 5, 2007

EXHIBIT INDEX
(Attached To And Made A Part Of This
Registration Statement On Form S-1
For Rancher Energy Corp. Dated March 6, 2007)

The following is a complete list of Exhibits filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Articles of Incorporation (1)

3.2	Certificate of Amendment to Articles of Incorporation (17)

3.3	Proposed Amended and Restated Articles of Incorporation (18)

3.4	Amended and Restated Bylaws (2)

4.1	Form of Stock Certificate for Fully Paid, Non-Assessable Common Stock of the Company (1)

4.2	Form of Unit Purchase Agreement (2)

4.3	Form of Warrant Certificate (2)

4.4	Form of Registration Rights Agreement, dated December 21, 2006 (3)

4.5	Form of Warrant to Purchase Common Stock (3)

10.1	Burke Ranch Unit Purchase and Participation Agreement between Hot Springs Resources Ltd. and PIN Petroleum Partners Ltd., dated February 6, 2006 (4)

10.2	Employment Agreement between John Works and Rancher Energy Corp., dated June 1, 2006 (5)

10.3	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 6, 2006 (5)

10.4	Loan Agreement between Enerex Capital, Corp. and Rancher Energy Corp., dated June 6, 2006 (5)

10.5	Letter Agreement between NITEC LLC and Rancher Energy Corp., dated June 7, 2006 (5)

10.6	Loan Agreement between Venture Capital First LLC and Rancher Energy Corp., dated June 9, 2006 (6)

10.7	Exploration and Development Agreement between Big Snowy Resources, LP and Rancher Energy Corp., dated June 15, 2006 (5)

10.8	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 21, 2006 (5)

10.9	Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp., dated August 10, 2006 (4)

10.10	South Glenrock and South Cole Creek Purchase and Sale Agreement by and between Nielson & Associates, Inc. and Rancher Energy Corp., dated October 1, 2006 (7)

10.11	Rancher Energy Corp. 2006 Stock Incentive Plan (7)

10.12	Rancher Energy Corp. 2006 Stock Incentive Plan Form of Option Agreement (7)

10.13	Employment Agreement by and between John Dobitz and Rancher Energy Corp., dated October 2, 2006 (7)

10.14	Denver Place Office Lease between Rancher Energy Corp. and Denver Place Associates Limited Partnership, dated October 30, 2006 (8)

10.15	Employment Agreement between Andrew Casazza and Rancher Energy Corp., dated October 23, 2006 (9)

10.16	Finder’s Fee Agreement between Falcon Capital and Rancher Energy Corp. (10)

Exhibit No.	Description

10.17	Amendment to Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp. (11)

10.18	Letter Agreement between Certain Unit Holders and Rancher Energy Corp., dated December 8, 2006 (2)

10.19	Letter Agreement between Certain Option Holders and Rancher Energy Corp., dated December 13, 2006 (2)

10.20	Product Sale and Purchase Contract by and between Rancher Energy Corp. and Anadarko Petroleum Corporation, dated December 15, 2006 (12)

10.21	Amendment to Purchase and Sale Agreement between Nielson & Associates, Inc. and Rancher Energy Corp. (13)

10.22	Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated December 21, 2006 (3)

10.23	Lock-Up Agreement between Rancher Energy Corp. and Stockholders identified therein, dated December 21, 2006 (3)

10.24	Voting Agreement between Rancher Energy Corp. and Stockholders identified therein, dated as of December 13, 2006 (3)

10.25	Form of Convertible Note (14)

10.26	Employment Agreement between Daniel Foley and Rancher Energy Corp., dated January 12, 2007 (15)

10.27	First Amendment to Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated as of January 18, 2007 (16)

16.1	Letter from Williams & Webster, P.S. regarding change in certifying accountant(18)

23.1	Consent of Williams & Webster, P.S. (18)

23.2	Consent of Hein & Associates(18)

23.3	Consent of KPMG LLP(18)

23.4	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers(18)

23.5	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers(18)

24.1	Powers of Attorney (included on signature page to this registration statement)(18)

(1)	Incorporated by reference from the Company's Form SB-2 Registration Statement filed on June 9, 2004 (File No. 333-116307).

(2)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 18, 2006 (File No. 000-51425).

(3)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(4)	Incorporated by reference from the Company's Quarterly Report on Form 10-Q/A filed on August 28, 2006 (File No. 000-51425).

(5)	Incorporated by reference from the Company's Annual Report on Form 10-K filed on June 30, 2006 (File No. 000-51425).

(6)	Incorporated by reference from the Company's Current Report on Form 8-K filed on June 21, 2006 (File No. 000-51425).

(7)	Incorporated by reference from the Company's Current Report on Form 8-K filed on October 6, 2006 (File No. 000-51425).

(8)	Incorporated by reference from the Company's Current Report on Form 8-K filed on November 9, 2006 (File No. 000-51425).

(9)	Incorporated by reference from the Company's Current Report on Form 8-K filed on November 14,2006 (File No. 000-51425).

(10)	Incorporated by reference from the Company's Current Report on Form 8-K/A filed on November 14, 2006 (File No. 000-51425).

(11)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 4, 2006 (File No. 000-51425).

(12)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 22, 2006 (File No. 000-51425).

(13)	Incorporated by reference from the Company's Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(14)	Incorporated by reference from the Company's Current Report on Form 8-K filed on January 8, 2007 (File No. 000-51425).

(15)	Incorporated by reference from the Company's Current Report on Form 8-K filed on January 16, 2007 (File No. 000-51425).

(16)	Incorporated by reference from the Company's Current Report on Form 8-K filed on January 25, 2007 (File No. 000-51425).

(17)	Incorporated by reference from the Company's Report on Form 10-Q filed on February 14, 2007 (File No. 000-51425).

(18)	Filed herewith.